AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 14, 2000

                           REGISTRATION NO. _________


                      -------------------------------------
                      -------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                 AMENDMENT NO.1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                 ALOTTAFUN, INC.

                  ---------------------------------------------

               (Exact Name of Registrant As Specified in Charter)


         Delaware                                        39-1765590
         --------                                        ----------
(State or jurisdiction of                   (I.R.S. Employer Identification No.)
incorporation or organization)

         141 N. Main Street, Suite 207, West Bend, Wisconsin            53095
         ---------------------------------------------------            -----
                  (Address of principal executive offices)            (Zip Code)

       Registrant's telephone number, including area code: (262) 334-4500

                                 ---------------

                                   Copies to:

                           Michael T. Cronin, Esquire
               Johnson, Blakely, Pope, Bokor, Ruppel & Burns, P.A.
                               911 Chestnut Street
                                  P.O. Box 1368
                            Clearwater, Florida 34617
                                 (727) 461-1818
                                 ---------------

       Securities to be registered pursuant to Section 12(b) of the Act:

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.


                                       (i)

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. X
                              ---

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                                       ---

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.
               ---

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                ---

         If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
                                         ---

                                 ---------------

                         CALCULATION OF REGISTRATION FEE


------------------------------------ -------------    -------------------------------  ----------------      ----------------
Title of Each Class of Securities to Amount to        Proposed Maximum Offering Price  Proposed Maximum      Amount of
be Registered                        be Registered(1) Share(1)                         Aggregate Offering(2) Registration Fee(3)
------------------------------------ -------------    -------------------------------  ----------------      ----------------
Common Stock, par value $0.01        5,001,383                $.45                        $2,250,622                $585
------------------------------------ -------------    -------------------------------  ----------------      ----------------



(1) The shares of common stock are being registered hereby for the account of certain shareholders of Alottafun!, Inc. No other shares of common stock are being registered pursuant to this offering. Pursuant to Rule 416, this registration statement also covers such indeterminate number of additional shares of common stock as may be issued because of future stock dividends, stock distributions, stock splits, or similar capital readjustments.

(2) Estimated solely for the purpose of calculating the filing fee pursuant to Rule 457(c) under the Securities Act of 1933.

(3)  $457 previously paid.  $128 paid herewith.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THAT DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.


                                      (ii)

                SUBJECT TO COMPLETION, DATED September ___, 2000

PROSPECTUS

                                5,001,383 Shares

                                 ALOTTAFUN, INC.

                                  Common Stock

         This is a resale of Alottafun, Inc. common stock by certain of our shareholders.

         The common stock is traded on the OTC Electronic Bulletin Board under the symbol "ALFN." On September 1, 2000, the last reported sale price for the common stock, as reported on the OTC Electronic Bulletin Board, was $.38 per share.

         Investing in our common stock involves risks. See "Risk Factors" beginning on Page 7.

         Price to the public: The selling shareholders may sell the common stock in one or more transactions through brokers in the over-the-counter market, in private transactions, or otherwise, at current market prices. Accordingly, sales prices will depend upon price fluctuations and the manner of sale.

         Proceeds to shareholders: Proceeds to the selling shareholders will depend upon price fluctuations and the manner of sale.

         Proceeds to Alottafun: Alottafun will not receive any of the cash proceeds from the sale of shares of common stock. The sale of the shares underlying this prospectus will have a depressive effect on the market price of our common stock.

         Underwriting discount: The selling shareholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, brokerage commissions or similar fees in amounts which may vary from transaction to transaction. Such brokerage commissions and charges and the legal fees, if any, will be paid by the selling shareholders. Alottafun will bear all other expenses in connection with registering the shares being offered, which expenses are estimated to total approximately $30,000.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                                ----------------





                The date of this prospectus is September __, 2000

                              AVAILABLE INFORMATION

         Alottafun is subject to informational requirements of the Securities Exchange Act of 1934. In accordance with the 1934 Act, Alottafun files reports and other information with the Securities and Exchange Commission. Such reports and other information can be inspected and copies at the Public Reference Room maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-(800)-SEC-0330 for further information on the Public Reference Room. Alottafun!'s Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's Internet site at http://www.sec.gov.

         Alottafun has filed a registration statement for Form SB-2 under the Securities Act of 1933, as amended, with respect to the common stock being offered. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed with the Commission pursuant to the 1934 Act are hereby incorporated in this prospectus by reference:

     1. Alottafun!'s Annual Report on Form 10-K for the year ended December 31, 1999;

     2. Alottafun!'s Quarterly Report on Form 10-Q for the period ended June 30, 2000.

         All documents filed by Alottafun, pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus. Any information incorporated by reference shall be modified or superseded by any information contained in this prospectus or in any other document filed later with the Commission, which modifies or supersedes such information. Any information that is modified or superseded shall become a part of this prospectus as the information has been so modified or superseded.

         We will provide without charge to each person to whom a prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into such documents). Please direct such requests to Michael Porter, 141 N. Main Street, Suite 207, West Bend, Wisconsin 53095, telephone number
(262) 334-4500.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. Forward-looking statements include the information concerning possible or assumed future results of operations of Alottafun and its subsidiaries. Also, when we use words such as "believes," "expects," "anticipates," or similar expressions, we are making forward-looking statements. Prospective investors should note that many factors, some of which are discussed elsewhere in this documents and in the exhibits, could affect the future financial results of Alottafun and its subsidiaries and could cause the results to differ materially from those expressed in our forward-looking statements contained in this document or the exhibits. These factors include the following:

     -    Operating, legal and regulatory risks;
     - Economic, political and competitive forces affecting our financial services business; and
     - The risk that our analysis of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

         The accompanying information contained in this prospectus, as well as in Alottafun!'s 1934 Act filings, identifies important additional factors that could adversely affect actual results and performance. Prospective investors are urged to carefully consider such factors.

         All forward-looking statements attributable to Alottafun are expressly qualified in their entirety by the foregoing cautionary statements.

                               PROSPECTUS SUMMARY

General

         We were originally established on August 15, 1993 as a distributor, and marketer of collectible toys and candy products for children between the ages of three and twelve years old. We have marketed products that include tea sets, games, puzzles, books, plush toys, purses, ride-on cars, and unique surprise boxes that contain gum and candy, collectible toys, trading cards, milk caps
(pogs), comic strips, tattoos, stickers, and various promotional inserts. Alottafun has not generated sufficient revenues in the last two years to fund its ongoing operations and has sustained substantial losses since its inception and we do not expect to become profitable until 2001. Accumulated losses to date are approximately $5,200,000 as of June 30, 2000, and there is substantial doubt about our ability to continue as a going concern.

         In May 1999, Alottafun joint ventured with E-Commerce Fulfillment, LLC. which has a contract with M.W Kasch, an independent U.S. toy distributor, to launch an e-commerce Internet portal called TOYPOP.COM. The Joint venture was owned 33.3% by E-Commerce Fulfillment and 67.7% by Alottafun, Inc. E-Commerce Fulfillment (ECF) was a wholly owned by Jeffrey C. Kasch, President of M.W. Kasch Company. ECF's responsibilities and obligations included selling toy products to the joint venture, at prices which do not exceed the prices charged to ECF's typical customers. ECF provided its products based on regular availability. ECF also merchandised toys on the Web site and made decisions as to which toys to highlight as special buys, to promote, or present as a `hot' toy. M.W. Kasch Company warehoused and provided fulfillment to ECF. The relationship between M.W. Kasch Company and ECF was exclusive as far as ECF was concerned, but not exclusive with regard to M.W. Kasch. M.W. Kasch was free to sell any and all other retailers, electronic or otherwise. The role of Alottafun was to manage marketing strategies, and to provide the electronic mediums for the sale, customer support, and fulfillment of products that the joint venture purchases.

         The company launched a toy and related products e-commerce Internet portal called MRABA.COM, in May, 2000. This site is directed toward providing an overwhelming need within the Toy Industry for a b2b community devoted to addressing more efficient dealings between manufacturers, distributors, and retailers. The toy industry represented the fastest growing segment of online sales during the last quarter of 1999. According to Media Metrix, an Internet market research firm, online toy commerce is expected to generate $1.5 billion in sales by 2003.

         On February 28, 2000, M. W. Kasch gave notice to us that effective March 28, 2000 our agreement with them was terminated. This followed the shutdown of our TOYPOP site on February 10, 2000 at which time we sought to remake the site into a channel in the new MRABA internet initiative. Sales of toy products through the TOYPOP site amounted to $16,506 during the Holiday selling season, primarily due to the lack of marketing and the limited availability of the better selling toy products that was available through M. W. Kasch. Insufficient working capital was available to us to exploit the selling season opportunity presented by our opening of TOYPOP. Despite, this setback that included M W. Kasch withdrawing from our joint venture, we are optimistic that TOYPOP can be made a viable internet retail portal through a reorganization and restructuring within our MRABA internet opportunity.

                                  THE OFFERING

         Common stock offered by selling shareholders           5,001,383 shares

         Common stock outstanding prior to the offering        12,905,294 shares

         Common stock to be outstanding after the offering     12,905,294 shares



         Nasdaq BB LISTING Market symbol....  ALFN


                          SUMMARY FINANCIAL INFORMATION

         This summary financial information should be read in conjunction with the section of this prospectus entitled "Plan of Operations" and our audited financial statements and related notes included elsewhere in this prospectus.

         The financial information as of June 30, 2000 is unaudited, the financial statements for the calendar years 1999 and 1998 have been audited and financial information has been derived from these audited financial statements. The historical results presented in this prospectus are not necessarily indicative of our future financial position or results of operations.

                          SUMMARY FINANCIAL INFORMATION

-------------------------- --------------------------------------- ---------------------------------
                                                                             (Unaudited)
                                                                         Six Months Ended
                                   Year Ended Decebember 31,                  June 30,
-------------------------- ------------------- ------------------- ---------------- ----------------
                                  1999                1998              2000             1999
-------------------------- ------------------- ------------------- ---------------- ----------------

Income Statement Data
---------------------

Total Revenue                    $   128,844        $ 37,429          $   410        $    19,931
Net loss                          (1,816,158)       (789,620)        (496,444)          (776,376)
Net loss per share                    ($0.23)          ($.31)          ($0.05)            ($0.11)
Shares used in per                 7,771,193       2,528,155       10,774,918          7,039,387
Share Computation

                              At December 31,     At December 31,             At June 30,
-------------------------- ------------------- ------------------- ---------------------------------
                                  1999                1998              2000             1999

Balance Sheet Data
------------------

Total assets                    $ 113,435          $ 693,151          $ 257,107        $ 801,002
Working capital                  (558,208)            79,318           (468,502)        (128,337)
Long-term debt                       -0-             360,489              -0-              -0-
Stockholders' (Deficit)          (452,768)           (53,142)          (238,012)         (37,518)


                                  RISK FACTORS

         You should carefully consider the risks described below before making a decision to invest in ALOTTAFUN. Our business, financial condition and results of operations could be adversely affected by these risks. You should be able to bear a complete loss of your investment.

The Toy Industry Is Highly Competitive.

         The toy industry is highly competitive. Many of our competitors have certain competitive advantages over us that include greater financial resources, longer operating histories, strong name recognition; greater sales and marketing and product development capabilities, and significant economies of scale.

         In addition, the toy industry has no significant barriers to entry. Competition is based primarily on the ability to design and develop new toys, to procure licenses for popular characters and trademarks and to successfully market products. Many of our prospective competitors offer similar products or alternatives to our products. We cannot provide assurance that we will be able to obtain adequate shelf space in retail stores to support our new or existing products or to expand our products and product lines or that we will be able to continue to compete effectively against our competitors.

We May Not Be Able To Manage Our Planned Rapid Growth.

         We expect to grow rapidly in the future. As a result, comparing our period-to-period operating results may not be meaningful and results of operations from prior periods may not be indicative of future results.

         Our growth strategy calls for us to exploit three areas within the toy industry- a girls toy line; collectible toys and internet sales of toys. The increased demand on management may necessitate the recruitment and retention by our company of additional qualified management personnel. We cannot assure you that we will successfully recruit and retain qualified personnel or expand and manage our operations effectively and profitably.

         In addition, implementation of our growth strategy is subject to risks beyond our control, including competition, market acceptance of new products, changes in economic conditions, and our ability to finance increased levels of accounts receivable and inventory necessary to support sales growth, if any. Accordingly, we cannot assure you that our growth strategy will be implemented successfully.

A Few Customers May Account For A Large Portion Of Our Sales.

         In the early stage of our development of new products, a few customers may account for a large portion of sales. Except for receiving purchase orders for our products, we do expect to have written contracts with or commitments from any of our customers. A substantial reduction in or termination of orders from any large customer could adversely affect our business, financial condition and results of operations. In addition, pressure by a large customer seeking a reduction in prices, financial incentives, a change in other terms of sale or for our company to bear the risks and the cost of carrying inventory could also adversely affect our business, financial condition and results of operations.

We Depend On Our Key Personnel.

         Our success is largely dependent upon the experience and continued services of Michael Porter, our President and Chief Executive Officer, and David Bezalel, our Executive Vice President. We cannot assure you that we would be able to find an appropriate replacement for Mr. Porter or Mr. Bezalel if the need should arise, and any loss or interruption of Mr. Porter's or Mr. Bezalel's services could adversely affect our business, financial condition and results of operations.

         We don't maintain key-man life insurance on Mr. Porter or Mr. Bezalel. Should either or both die, there may be serious and adverse consequences for the company.

Our Business May Be Adversely Affected By Political Or Economic Developments In China.

         It is expected that all of our products will be produced by unaffiliated manufacturers in the People's Republic of China. As a result, our operations may be affected by many factors, including economic, political, governmental and labor conditions in China; the possibility of expropriation, supply disruption, currency controls and exchange fluctuations; China's relationship with the United States; and fluctuations in the exchange rate of the U.S. dollar against foreign currencies.

Loss Of China's "Most Favored Nation" Status.

         China currently enjoys "Most Favored Nation" status under United States tariff laws. China's Most Favored Nation status is reviewed annually by Congress, and the renewal of this status is subject to significant political uncertainties. The loss of China's Most Favored Nation status or the imposition of retaliatory or protectionist trade policies, such as a substantial increase in the duty on products we import into the United States from China, would adversely affect our business, financial condition and results of operation.

Imposition Of Trade Restrictions.

         China may be subject to retaliatory trade restrictions imposed by the United States under various provisions of the Trade Act of 1974. In the past, the United States has threatened the imposition of punitive 100% tariffs on selected goods and has withdrawn this threat very shortly before sanctions were to take effect. The imposition by the United States of trade sanctions and subsequent actions by China would result in manufacturing and distribution disruptions or higher costs to us which, in turn, would adversely affect our business, financial condition and results of operations.

Political Uncertainty In Hong Kong.

         We have manufacturers in Hong Kong that may not be able to timely supply us with products should there be political turmoil and uncertainty. On July 1, 1997, sovereignty over Hong Kong was transferred from the United Kingdom to China. If Hong Kong's business climate were to become less favorable as a result of the transfer of sovereignty, our business, financial condition and results of operations could be materially and adversely affected.

Political Uncertainty In Israel.

         We have manufacturers in Israel that may not be able to timely supply us with products should there be political turmoil and uncertainty. If Israel's business climate were to become less favorable as a result of political unrest or terrorism, our business, financial condition and results of operations could be materially and adversely affected.

Our Product Sales Are Subject To Seasonal And Quarterly Fluctuations.

         Our product sales will be highly seasonal, with a majority of our sales occurring between September and December, the traditional holiday season of the Toy industry. As a result, approximately 70-75% of our shipments will occur in the third and fourth quarters. This seasonality causes our quarterly operating results and working capital needs to fluctuate significantly.

Our Business Is Subject To Extensive Government Regulation And To Potential Product Liability Claims.

         Our business is subject to various laws, including the Federal Hazardous Substances Act, the Consumer Product Safety Act, the Flammable Fabrics Act and the rules and regulations promulgated under these acts. These statutes are administered by the Consumer Product Safety Commission, which has the authority to exclude from the market products that are found to be hazardous and which can require a manufacturer to repurchase these products under certain circumstances. We cannot assure you that defects in our products will not be alleged or found. Any such allegations or findings could result in:

         -        product liability claims;
         -        loss of sales;
         -        diversion of resources;
         -        damage to our reputation; and
         -        increased warranty costs;

any of which may adversely affect our business, financial condition and results of operations. There can be no assurance that our product liability insurance will be sufficient to avoid or limit our loss in the event of an adverse outcome of any product liability claim.

We Depend On Third-Party Manufacturers.

         We will depend on third parties to manufacture all our products. Although we own the tools, dies and molds used to manufacture our products, we have limited control over the manufacturing processes themselves. As a result, any difficulties encountered by the third-party manufacturers that result in product defects, production delays, cost overruns or the inability to fulfill orders on a timely basis could have a material adverse effect on our business, financial condition and results of operations.

         We do not have long-term contracts with our third-party manufacturers. Although we believe we would be able to secure other third-party manufacturers to produce our products as a result of our ownership of the tools, dies and molds used in the manufacturing process, our operations would be adversely affected if we lost our relationship with any of our current suppliers or if our current suppliers' operations or sea or air transportation with our China-based manufacturers were disrupted or terminated even for a relatively short period of time. Our tools, dies and molds are located at the facilities of our third-party manufacturers. Accordingly, significant damage to these facilities could result in the loss of or damage to a material portion of our tools, dies and molds, in addition to production delays while new facilities were being arranged and replacement tools, dies and molds were being produced. We do not maintain an inventory of sufficient size to provide protection for any significant period against an interruption of supply, particularly if we were required to utilize alternative sources of supply.

         Although we do not purchase the raw materials used to manufacture our products, we are potentially subject to variations in the prices we pay our third-party manufacturers for products, depending on what they pay for their raw materials.

The Market Price Of Our Common Stock Will Be Volatile.

         Market prices of the securities of toy companies are often volatile. The market price of our common stock will be affected by many factors, including:

          -    fluctuations in our financial results;
          - the actions of our customers and competitors (including new product line announcements and instructions);
          -    new regulations affecting foreign manufacturing;
          -    other factors affecting the toy industry in general; and
          -    sales of our common stock into the public market.

         In addition, the stock market periodically has experienced significant price and volume fluctuations which may have been unrelated to the operating performance of particular companies. The registration of these shares will have a depressive effect on the market price of our common stock.

Future Sales Of Our Shares Could Adversely Affect Our Stock Price.

         As of June 30, 2000, there were 12,141,887 shares of our common stock outstanding. An additional 26,025,000 shares of our common stock are issuable upon the conversion of our convertible preferred stock and upon the exercise of currently exercisable warrants and options. If all these shares were issued, we would have 38,166,887 shares of our common stock outstanding. Of this, 20,000,000 are shares that may be obtained from the conversion of the convertible preferred stock that requires the company to first obtain sales of $5 million and $10 million, respectively.

Our Management Exercises Substantial Control Over Our Business.

         As of September 1, 2000, our directors and executive officers beneficially own upon conversion of stock options, in the aggregate, 6,521,407 shares of our common stock, representing approximately 47.7% of common stock outstanding. In addition, the Series A Preferred Stock held by Mr. Porter and Mr. Bezalel has the right to cast 25 votes per share on all matters submitted to the vote of other holders of Common Stock. The Series A Preferred Stock was issued to Mr. Porter and Mr. Bezalel, the Company's founders, to assure complete and unfettered control of the Company by its founders during its formative stages. The issuance of the Series A Preferred Stock constitute and anti-takeover device since the approval of any merger or acquisition of the Company will be completely dependent upon the approval of Mr. Porter and Mr. Bezalel.

         Each share of the Series A Preferred Stock is convertible into 10 shares of the Company's Common Stock at any time by the election or either Mr. Porter or Mr. Bezalel. If either Mr. Porter or Mr. Bezalel elect to convert the Series A Preferred Stock into Common Stock, their relative ability to control the affairs of the Company would be reduced because upon conversion the Common Stock, which replaces the Preferred Stock, would only have one (1) per share as opposed to 25 votes per share.

In Our Operating History, We May Not Be Able To Successfully Manage Our Business To Achieve Profitability.

         We may not be able to grow our business as planned or ever become a profitable business. We began the most recent phase of our commercial operations that includes the MRABA web network in January 2000. Because of this very limited operating history, there are no meaningful financial results which you can use to evaluate the merits of making an investment in us. Accordingly, investment decisions must be made based on our business prospects. Our business prospects are subject to all the risks, expenses and uncertainties encountered by any new venture. We also face the risks inherent in operating in the rapidly evolving markets for Internet products and services. If we are unable to successfully address these risks or grow our business as planned, the value of our common stock will be diminished.

Because Our Operating Expenses And Capital Expenditures Will Outpace Our Revenues, We Will Incur Significant Losses In The Near Term.

         We expect to incur significant operating expenses and make relatively high capital expenditures as we develop our MRABA Internet business. These operating expenses and capital expenditures will initially outpace revenues and result in significant losses in the near term. We may never be able to reduce these losses. We have generated nominal revenues since 1993 and have incurred an aggregate net loss of approximately $5,200,000 during the period from our inception to June 30, 2000.

The Report Of Our Independent Accountants Contains A Going Concern Qualification Which States That We May Not Be Able To Continue Our Operations.

         Our independent certified public accountants' report for the last fiscal year ended December 31, 1999 contains an explanatory paragraph. This paragraph states that our limited working capital position raises substantial doubt about our ability to continue as a going concern.

Because Our Executive Officers Lack Significant Management Experience In The Internet, We May Not Be Able To Effectively Manage Our Growth.

         The growth of our business may place a significant strain on our management team and we may not be able to effectively manage our growth. None of our executive officers has significant experience in managing a internet company or overseeing such a company's rapid growth.

This Prospectus Contains Forward-Looking Statements. These Statements May Prove To Be Inaccurate.

         Some  of  the  statements  in  this   prospectus  are   forward-looking
statements  that  involve  risks  and   uncertainties.   These   forward-looking
statements include statements about our plans, objectives, expectations, intentions and assumptions that are not statements of historical fact. You can identify these statements by the following words:

         "may," "plans," "will," "expects," "should," "believes," "estimates," "intends" and similar expressions. We cannot guarantee our future results, performance or achievements. Our actual results and the timing of corporate events may differ significantly from the expectations discussed in the forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from this registration. All the Selling Shareholder's will have the opportunity to sell their registered shares after the effective date of this registration statement become effective.

                                    DILUTION

         A company's net tangible book value is equal to its total tangible assets minus its total liabilities. A company's net tangible book value per share is calculated by dividing its net tangible book value, by the total number of shares of common stock outstanding. As of June 30, 2000, we had a net tangible book value of ($238,012), or approximately ($0.02) per share of common stock.

         There is no dilution upon the registration of the shares of the Selling Shareholders.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS
AND RESULTS OF OPERATIONS.

         This Registration Statement contains forward-looking statements. The words "anticipated," "believe," "expect," "plan," "intend," "seek," "estimate," "project," "will," "could," "may" and similar expressions are intended to identify forward-looking statements. These statements include, among others, information regarding future operations, future capital expenditures and future net cash flow. Such statements reflect our current views with respect to future events and financial performance and involve risks and uncertainties, including, without limitation, general economic and business conditions, changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations, the ability to achieve further market penetration and additional customers, and various other matters, many of which are beyond our control, including, without limitation, the risks described under the caption "Business." Should one or more of these risks or uncertainties occur, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated, or otherwise indicated. Consequently, all of the forward-looking statements made in this Registration Statement are qualified by these cautionary statements and there can be no assurance of the actual results or developments.

Overview

         We were founded in August 1993. Until we generated significant revenues in 1996, we were a development stage enterprise. During the development stage period, we devoted the majority of our efforts to development of a viable product line, testing of product concepts, developing channels of distribution, financing and marketing. These activities were funded by investments from stockholders and borrowings from unrelated third parties.

         We have not, through the present time, been in a position to generate sufficient revenues during our limited operating history to fund on-going operating expenses or product development activities. As a result, we resorted to raising capital through equity fundings and from borrowings. In June of 1998, we acquired inventory, equipment, and goodwill of the Mother Hubbard's Creations toy line. We have renamed the Mother Hubbard's Creations toy line Hearthside Treasures. We have sustained significant operating losses since inception resulting in an accumulated deficit of approximately $5,200,000 at June 30, 2000.

         Our present strategy is focused on expanding our core products including our Hearthside Treasures toy line and collectible toys; entering new product categories, the development of the ToyPop.com interactive online toy store and the MRABA.COM business-to-business e-Commerce portal and pursuing strategic acquisitions.

         We have taken a long-term approach to the development of our business model. Our present strategy anticipates a systematic and cost efficient introduction of new products by developing the marketing channels of distribution to create substantial demand and excitement for our product offerings. We believe this more prudent approach to development of our business will further enhance our long-term prospects for profitable operations.

         Because of the highly seasonal nature of the toy business with 80% of its sales occurring in the fourth calendar quarter of each year and the present timing of our advertising and marketing programs, we do not believe that we will become profitable until the year 2001. We missed our opportunity for sales through our Toypop Internet site in the 1999 selling season. We believe that we are on target for profitability in 2001. Our marketing program will continue to be developed in 2000 to prepare for the fourth quarter selling season. In addition, the introduction of our collectible toy products at Toy Fair 2000 may support additional sales in 2000 to help us become profitable. However, there are no assurances that we will become profitable in 2001.

         We believe that recent success in the collectible toy market, particularly Pokeman and Beanie Babies have set the stage for a resurgence in the collectible market, which we are specifically targeting. Combined with our child oriented internet e-commerce site, our line of collectibles will generate substantial sales in relationship to the past. However, should our collectible toy lines not be received favorably, or should we not be able to adequately market our web-site, this will have a negative impact on our forecasts.

         We will continue to incur losses until we are able to increase sales, introduce new product lines and establish distribution capabilities sufficient to offset ongoing operating and administrative costs.

Results of Operations

Three months ended June 30, 2000 compared to three months ended June 30, 1999

Total consolidated revenue for the three months ended June 30, 2000 was $454 compared to $471 for the same period of 1999, which represents a decrease of $17. During the three month period ended June 30, 2000 and 1999, revenues reflected sales of our Hearthside product line.

Gross profit was $1,048 and $123, respectively, for the three month period ended June 30, 2000, as compared to the prior period ended June 30, 1999.

For the three months ended June 30, 2000, total selling expenses were $8,650 as compared to $24,234 for the same period of the previous year, a decrease of $15,584, or 64%. This decrease is the result of lower marketing expenses because of limited sales. Total general and administrative expense for the three months ended June 30, 2000, was $279,104 as compared to $149,475 for the same period of the previous year, an increase of $129,629, or 87%. Management has continued its Internet presence despite the closing of its TOYPOP portal and has developed and launched its MRABA initiative. Expenses were primarily related to these activities as well as the development of its collectible line of toys that will were introduced at the February ToyFair 2000 and will be sold this selling season.

We had a loss from operations of $295,366 for the period ended June 30, 2000 as compared to a loss of $177,379 for the same prior year period. This increase in the operating loss over that of the preceding year period primarily reflects higher general and administrative, together with a higher depreciation expense despite lower selling expenses. Management anticipates that as sales are generated it will result in an improvement in future operating performance and eventually profitable operations.

We obtained the benefit of an extraordinary gain on the forgiveness of debt during the period ended June 30, 2000 in the amount of $2,292. This resulted from settlement of accounts payable balances

The loss and loss per share were $305,172 and $0.03 per share respectively, for the three months ended June 30, 2000 as compared to a loss and loss per share of $272,175 and $0.03 respectively, for the same period in 1999. This loss represents a 12% increase over the loss experienced in the year ago quarter. The weighted average shares outstanding for the quarter ended June 30, 2000 was 11,509,193 as compared 8,044,513 for the preceding year quarter ended June 30, 1999.

During the quarter ended June 30, 1999, we had realized losses of $133,091 and an unrealized gain of $44,175 on securities trading. All securities trading activities with our cash balance has ceased. Management has utilized money market funds for its cash prior to its use in our operations. Interest expense was $12,098 in the three month period ended June 30, 2000 as compared to $5,880 in the same prior year period. This represents a $6,218 increase in interest expense, or 106%.

Six months ended June 30, 2000 compared to six months ended June 30, 1999

Total consolidated revenue for the six months ended June 30, 2000 was $410 compared to $19,931 for the same period of 1999, which represents a decrease of $19,521. Sales in the 1999 period reflected sales of our Hearthside product line. This decrease is the result of our lack of marketing resources and emphasis on our Hearthside product line.

Gross (loss) profit was ($2,531) and $4,136, respectively, for the six month period ended June 30, 2000, as compared to the prior period ended June 30, 1999. This decrease is the result of sales of products at below cost prices during the six month period ended June 30, 2000.

For the six months ended June 30, 2000, total selling expenses were $21,842 as compared to $72,199 for the same period of the previous year, a decrease of $50,357, or 70%. This decrease is the result of lower marketing expenses because of no sales. Total general and administrative expense for the six months ended June 30, 2000, was $501,093 as compared to $293,607 for the same period of the previous year, an increase of $207,486, or 71%. Management has continued its Internet presence despite the closing of its TOYPOP portal and has developed and launched its MRABA initiative. Expenses were primarily related to these activities as well as the development of its collectible line of toys that will were introduced at the February ToyFair 2000 and will be sold this selling season.

We had a loss from operations of $542,786 for the period ended June 30, 2000 as compared to a loss of $400,967 for the same prior year period. This decrease in the operating loss over that of the preceding year period primarily reflects lower general and administrative and lower selling expenses. Management anticipates that as sales are generated it will result in an improvement in future operating performance and eventually profitable operations.

We obtained the benefit of an extraordinary gain on the forgiveness of debt during the period ended June 30, 2000 in the amount of $64,316. This resulted from settlement of accounts payable balances.

The loss and loss per share were $496,444 and $0.05 per share respectively, for the six months ended June 30, 2000 as compared to a loss and loss per share of $776,376 and $0.11 respectively, for the same period in 1999. This loss represents a $279,932 or 36% decrease over the loss experienced in the year ago period. The weighted average shares outstanding for the six month period ended June 30, 2000 were 10,774,918 as compared 7,039,387 for the preceding year six month period ended June 30, 1999.

During the six month period ended June 30, 2000 we closed out our security position that resulted in a gain of $5,344. During the year ago period, we had realized and unrealized losses of $173,877. All securities trading activities with our cash balance has ceased. Management has utilized money market funds for its cash prior to its use in our operations. Interest expense was $23,318 in the six month period ended June 30, 2000 as compared to $201,532 in the same prior year period. This represents a $178,214 decrease in interest expense, or 89%. The prior year included convertible debt that was subsequently retired with the issuance of our common stock.

The Company has focused, in the recent six month period ended June 30, 2000, on redeploying its internet presence within the MRABA portal that is a B2B e-commerce business site within the toy industry. MRABA was launched in May 2000 and is currently operating. It is expected that the site will begin to provide income to us, however, there is no assurance that it will generate significant revenues. It is anticipated that the collectible toys will begin generating revenues within the third quarter of this calendar year. Management is optimistic about the benefits of its business strategies.

Year ended December 31, 1999 compared to year ended December 31, 1998

Revenues

         Total revenues for the period ended December 31, 1999 were $128,844 compared to $37,429 for the same period in 1998, which represents an increase of $91,415 or 244%. The increase was the result of increased sales of our Hearthside Treasures toy product lines.

Cost of Sales

         Cost of sales for the year ended December 31, 1999 increased $70,126 or 245% to $98,669 from $28,543 in the same period in 1998. Cost of sales as a percentage of sales remained the same at 77% in 1999 as compared to 1998. We expect that improvement in gross profit margins will occur during 2000 as we increase revenues.

Selling, General and Administrative Expenses

         For the year ended December 31, 1999, total selling, general and administrative expenses ("S, G & A") were $1,278,780 as compared to $454,127, for the same period of 1998, an 182% increase. Within SG & A, selling expenses amount to $204,809 for the year ended 1999 as compared to $66,886 for the prior year, a 206% increase amounting to $137,923. General and administrative expense amounted to $1,073,971 in 1999 as compared to $387,241 in the prior year. This increase amounted to $686,730, or a 177% increase over the prior year. These increases are attributed to the additional expense included legal expense of $80,719, consulting fees of $324,855, officer salaries of $129,231 and other wages of $72,500. Salaries, wages and consulting fees included payments using common stock. In addition, development expenses associated with our Toypop.com Internet site increased $235,144 during the year ended December 31, 1999. There were no development expenses in the prior year. It is anticipated that these expenses as a percentage of revenues will decrease in the future as our business grows. We expect that S, G, & A expense as a percentage of sales will eventual be in the 20-25% range.

Other Expenses

         We incurred losses on the sale of securities for the year ended December 31, 1999 in the amount of $271,686 that included unrealized losses of $110,558 as compared to a $35,507 securities trading loss for the year ended December 31, 1998. This increase in loss amounted to $236,179 for 1999 over 1998. We have discontinued investing in securities and presently deposit any operating funds in money market accounts that bear no speculative risks.

Interest Expense

         Interest expense decreased 14%, or $41,709 to $253,187 for the year ended December 31, 1999 from $294,896 for 1998. This decrease is attributable to a reduction in convertible debt because of conversion into common stock.

Net Loss

         The net loss and the net loss per share before extraordinary items were $1,844,176 and $0.24 per share respectively, for the year ended December 31, 1999, as compared to a net loss and net loss per share of $789,620 and $0.31 per share respectively, for 1998. This loss was an increase of $1,054,556 or 134%, over the previous year. During 1999, there was an extraordinary gain of $28,018 attributed to the forgiveness of a debt. There was no similar extraordinary item in 1998. The net loss and the net loss per share were $1,816,176 and $0.23 per share respectively, for the year ended December 31, 1999, as compared to a net loss and net loss per share of $789,620 and $0.31 per share respectively, for 1998. For the year ended December 31, 1999, there were 7,771,193 shares of common stock outstanding, on a weighted average basis, as compared to 2,528,155 shares outstanding in 1998, on the same basis. This represents a 207% increase in shares outstanding this year as compared to the previous year.

Calendar year 1998 compared to calendar year 1997

Revenues

         Total revenues for 1998 were $37,429 compared to $54,963 for 1997, which represents a decrease of $17,534, or 32%. The decrease was primarily the result of lower sales for our Surprise Box product line. We focused our efforts primarily on expanding into the toy industry and decreased our focus on candy sales by doing much less promotion. There was no contribution from the Mother Hubbard product line during 1998. The acquisition of this product line occurred too late in the selling season to benefit operating results. The acquisition occurred late in the second quarter and there was not enough time to re-introduce this product line to the market.

Cost of Sales

         Cost of sales for 1998 increased $522 or 0.2% to $28,543 from $28,021 in 1997. Cost of sales as a percentage of sales increased from 51% to 76% from 1997 to 1998. This increase was the result of lower margins realized on the sale of our candy products. We expect that improvement in gross profit margins will occur during 1999 as we increase revenues. During the year ended December 31, 1997, cost of sales included a write-down of inventory in the amount of $14,867 for obsolete products.

Selling, General and Administrative Expenses

         For the year ended December 31, 1998, total selling, general and administrative expenses ("S, G & A") were $454,127 as compared to $372,426, for 1997, a 22% increase. This increase is attributed to the additional expense from higher compensation paid to our existing personnel, which increased by approximately $96,000. This compensation related to a bonus paid with our common stock. There were no other material factors that caused an increase in selling, general and administrative expenses.

Interest Expense

         Interest expense increased 280%, or $217,229 to $294,896 for 1998 from $77,667 in 1997. This increase in interest expense is attributed to the substantial charge for issuance of warrants at par value, a significant discount to the then market price of the common stock, as part of the funding of $400,000 through a convertible debenture.

Loss on disposal of impaired assets

         During 1997, we experienced a loss from a write-off of fixed assets that were no longer being used in our business. These items consisted of dies, films, molds, trademarks, and packaging design costs. These equipment assets previously were used to generate income but they became of no further use in our operations during 1997. These assets were disposed of in the year ended December 31, 1997 and there were no similar charges during the year.

Net Loss

         The net loss and the net loss per share were $789,620 and $0.31 per share respectively, for 1998, as compared to a net loss and net loss per share of $495,232 and $0.26 per share respectively, for 1997. The loss was an increase of $294,388, or 59%, over the previous year. The loss per share was about 19% more than the previous year. In 1997, we benefited from the settlement of an outstanding payable that resulted in a $0.02 per share extraordinary gain. For 1998, there were 2,528,155 shares of common stock outstanding, on a weighted average basis, as compared to 1,917,013 shares outstanding in 1997, on the same basis. This represents a 32% increase in shares outstanding in 1998 over the previous year.

Acquisition of Mother Hubbard Creations product line

         On June 26, 1998, we purchased Mother Hubbard Creations Product Line of toys from Vagabond Associates and Gerald Waak. This purchase included license rights to the toy line. The consideration for this purchase was royalty payments on sales of Mother Hubbard products of 2% for 1999, 1% for 2000 and 0.5% in 2001 with a minimum guarantee royalty of $10,000 per year. Additionally, we will pay a 1% royalty for the exclusive use of the Mother Hubbard trademark. The Mother Hubbard's Creations toy line has been renamed Hearthside Treasures. We have had Mother Hubbard product sales of $109,459 through December 31, 1999. We anticipate that the expansion of this new product line will represent a niche for young girls that we believe has been neglected and should represent a significant business opportunity for us.

Liquidity and Capital Resources

To date, the Company has largely funded its operations and its product development activities with funds provided by issuing securities and from borrowings. During the six months ended June 30, 2000, the Company received $570,500 as an equity investment for the issuance of 2,652,083 shares of common stock. These funds were used for working capital purposes. In addition the company borrowed $15,000 during the six month period ended June 30, 2000.

Net cash used in operating activities for the six months ended June 30, 2000 was $499,876 compared to net cash used of $276,681 for the six months ended June 30, 1999. This increase in cash used by operating activities is primarily due to an operating loss and a decrease in accounts payable that was not offset as in the prior year by interest on warrants and the unrealized loss of marketable securities that reduced the net loss.

Cash used in  investing  activities  for the six months  ended June 30, 2000 and
1999 was $73,560 and $917,195, respectively. We acquired equipment and intangible assets of $78,904 during the six months ended June 30, 2000 as compared to $87,339 in the prior year ago period. The major use of cash in the year ago period was the purchase of marketable securities. We discontinued such practices during the latter part of 1999.

Cash provided by financing activities for the six months ended June 30, 2000 was $584,743 as compared to cash provided by financing activities of $782,762 for the six months ended June 30, 1999. During the recent period, the Company issued common stock that generated proceeds of $570,500 and notes payable of $15,000 to provide working capital and to support its expenditures. In the year ago period, we received note proceeds of $445,015 and equity investment of $321,511.

As of June 30, 2000, the Company had a net working capital deficit of $468,502. The Company is not presently profitable and continues to fund itself from the proceeds of securities placements. Only when the Company achieves profitability, will then be in a position to fund itself on an operating basis.

         Since our formation on August 2, 1993 and until December 31, 1999, we have issued 9,034,104 shares of our common stock and raised $2,071,248. Some common stock was issued for services, all of which has been appropriately valued at the time of issuance.

         During 1998, we issued $400,000 of convertible debt together with warrants to purchase 400,000 shares at $0.01 per share. This debt allowed the holder to convert at the lower of $1.25 or 65% of the five-day average of the closing price of the common stock before the election to convert. All this debt was converted into common stock during year ended December 31, 1999. These funds were used to further develop our product line, the hiring of key personnel, and for working capital purposes.

         For the year ended December 31, 1999 we used $687,039 in cash used by operating activities as compared to $418,719 in the year ended December 31, 1998. Investing activities for the present year included the acquisition of equipment in the amount of $115,441. During 1999, we has a loss from securities transactions in the amount of $271,686. In the prior year, we had a gain of $116,437. Financing activities for 1999 provided $668,362 that included $693,851 from the issuance of common stock. Cash decreased $405,804 for the year 1999 as compared to an increase of $372,092 in the prior year.

         For the calendar year 1998, we used $418,719 in cash used by operating activities as compared to $236,975 in calendar year 1997. Investing activities for 1998 included the sale and purchase of marketable securities in the amount of $1,320,231 and $1,203,794, respectively, for net proceeds of $116,437, and the acquisition of equipment in the amount of $34,969, thus providing $81,468 in cash. For the prior year, investing activities used $182,488 from the purchase of marketable securities for $440,320, the sale of such securities in the amount of $290,840, and the acquisition of equipment in the amount of $33,008. Financing activities for 1998 provide $709,343, the major portion of which was the issuance of a convertible debenture in the amount of $400,489 and proceeds from stock issuance of $221,699. For 1998, cash increased $372,092 as compared to an increase of $39,022 in the prior year.

         Historically we have not generated sufficient revenues from operations to self-fund our capital and operating requirements. We expect that the working capital needed to grow our business will come from fundings that will primarily include the equity placement line for $20 million arranged with Swartz Private Equity LLC ("Swartz") subject to certain conditions. This placement will provide funding for the establishment and marketing for our new Internet destination web site and the introduction of our product lines. We do not anticipate significant funding with this investment agreement for the present selling season. We do expect that with the commencement of fundings in the fourth quarter of 2000 which will permit more extensive marketing of new products and further development and refinement of the features of the TOYPOP website. We presently do not have any material capital commitments other than the tools and molds for our collectible product line. Presently, it is anticipated that molds for this product line will cost not more than $60,000.

         During the six month period of this calendar year 2000, we issued 2,652,083 shares of our common stock as restricted securities to raise $570,500 in additional capital that was net of $1,001,440 of offering costs. We have an obligation to register these shares to provide the investors future liquidity of their investment.

         With our present business strategy, we believe we are focusing on the key elements necessary for us to be both profitable and successful over the long-term. We have recently adopted our present strategy with the key element of using the Internet as a significant channel of distribution for our product lines. We have focused on a successful implementation of this Internet opportunity. We believe that we will arrange for all the financial resources needed to properly execute our plan.

         We do not presently have sufficient cash to operate for more than the next 90 days. We will need capital to promote our toy products during this year's toy selling season, to provide product availability for our Hearthside Treasures, and to development our Internet projects. We will need this capital to provide for our anticipated working capital needs over the next twelve months. We are presently seeking $500,000 in equity to allow us to sustain ourselves until we can benefit from the Swartz investment agreement. We can not provide any assurance that we will be successful in raising such capital as such undertakings are difficult to complete. Should our Internet endeavors become highly successful, it will require more capital. Should this occur, the funding availability in the Swartz placement, if available, which is a periodic equity funding that we are not permitted to entirely draw upon at any one time, may not be sufficient to meet these capital needs. If this is the case or the Swartz facility is unavailable, we have negotiated provisions with Swartz to permit additional fundings outside of our obligation to them. We are optimistic that we will be successful in obtaining future financing from Swartz or others to meet our needs.

         Management believes that additional capital will be needed to fund its working capital needs within this fiscal year. Funding is needed for the continuing development of its MRABA Internet portal and to market and promote its toy collectibles. The Company is optimistic that such funds will be available from investment or financing sources to provide for its plan. Should funds not be readily available, management intends to defer one or more of its business activities to a later time when appropriate funding can be arranged. The Company is in need of additional funding to provide for its working capital requirements over the next six months.

Inflation

     Inflation has not proven to be a factor in our business since our inception and is not expected to have a material impact on our business in the foreseeable future.

                                    BUSINESS

OVERVIEW

         We were originally established on August 15 1993 as a distributor, and marketer of collectible toys and candy products for children between the ages of three and twelve years old. We have marketed products that include tea sets, games, puzzles, books, plush toys, purses, ride-on cars, and unique surprise boxes that contain gum and candy, collectible toys, trading cards, milk caps
(pogs), comic strips, tattoos, stickers, and various promotional inserts. Alottafun has not generated sufficient revenues in the last two years to fund its ongoing operations and has sustained substantial losses since its inception and we do not expect to become profitable until 2001. Accumulated losses to date are approximately $5,200,000 as of June 30, 2000, and there is substantial doubt about our ability to continue as a going concern.

         In May 1999, Alottafun! joint ventured with E-Commerce Fulfillment, LLC. which contracted with M.W Kasch, an independent U.S. toy distributor, to launch an e-commerce Internet portal called TOYPOP.COM. The Joint venture was owned 33.3% by E-Commerce Fulfillment and 67.7% by Alottafun!, Inc. E-Commerce Fulfillment (ECF) was a wholly owned by Jeffrey C. Kasch, President of M.W. Kasch Company. ECF's responsibilities and obligations included selling toy products to the joint venture, at prices that did not exceed prices charged to ECF's typical customers. ECF provided its products based on regular availability. ECF also merchandised toys on the Web site and made decisions as to which toys to highlight as special buys, to promote, or present as a `hot' toy. M.W. Kasch Company warehoused and provided fulfillment to ECF. The relationship between M.W. Kasch Company and ECF was exclusive as far as ECF was concerned, but not exclusive with regard to M.W. Kasch. M.W. Kasch was free to sell any and all other retailers, electronic or otherwise. Our role was to manage marketing strategies, and to provide the electronic mediums for the sale, customer support, and fulfillment of products that the joint venture purchases.

         In October 1999, we commenced negotiations with a software developer, MHA, to jointly develop a business-to-business site, that would allow toy manufacturers to sell direct to retailers as a further expansion of its TOYPOP site. We chose not to partner with MHA, and instead decided to pursue a business-to-business strategy ourselves. At Toy Fair 2000, we announced our strategy and began signing up both manufacturers and retailers. We announced our business-to-business Internet strategy on February 22, 2000.

         On February 28, 2000, the M. W. Kasch and us agreed to terminate our relationship and thereupon, M.W. Kasch Co. gave notice that effective March 28, 2000 our agreement with them was terminated.

         On February 10, 2000 as a result of our independent pursuit of a business-to-business strategy without MHA, who hosted the TOYPOP internet site, MHA shut down our TOYPOP site. We intend to remake the site into a channel in the new MRABA internet initiative. Sales of toy products through the TOYPOP site amounted to $16,506 during the Holiday selling season, primarily due to the lack of marketing and the limited availability of the better selling toy products that was available through M. W. Kasch. We are optimistic that TOYPOP can be made a viable internet retail portal through a reorganization and restructuring within our MRABA internet opportunity.

BUSINESS STRATEGY

         Without the joint venture with E-Commerce Fulfillment, we have revised the expectation of our ability to sell toy products over the Internet. As we develop relationships with the toy manufacturers through our MRABA initiative, and providing that we can arrange the necessary capital, we now expect to capture $20 million of this $1.5 billion toy electronic segment of the toy industry by 2003. There is no assurance that we will be successful in marketing and distributing toys through electronic commerce. If we experience any difficulties regarding the development of our Internet site, our future business prospects will be adversely affected.

         Our e-commerce site was originally launched on September 21, 1999. The Web-site e-commerce development program cost approximately $235,144 through December 31, 1999. In comparison with other retailers of toys, our expenditures were relatively small. Marketing expenditures included limited newspapers, radio, magazine, and internet advertisements. Our expected marketing program was not funded for the recent holiday selling season. Our lack of marketing resources has had a negative impact on our sales and our ability to meet our sales projections. Our Toypop.com site was processing orders through February 10, 2000 when it was closed.

         E-commerce has had success building revenues, but has had limited success generating profits. The enormous costs in building brand names and promoting Internet sites have made all but a very few companies unprofitable. To create a profitable site, the company's growth strategy is as follows:

GROWTH STRATEGY

         Alottafun!'s growth strategy will focus on the development of two core products and services that include:

         Expand and develop the MRABA.COM site to help implement a business to business interaction between retailers and manufacturers.

         Develop the new product category of the MicroToy Division, where Alottafun! is currently developing new collectible products for manufacture in Israel. Based on European collectibles, this market is estimated at over $1 billion dollars. Market a proprietary and highly profitable line of collectible toys and develop an Internet site with games, message boards, an auction, and product description tied into these toys, making the toy an "electronic" toy.

THE MARKET

         According to Toy Manufacturers of America, the leading toy industry trade group, total annual retail toy sales were estimated at $27.2 billion in 1998. This represents traditional retail toy sales of $21 billion and video games of $6.2 billion. These figures represent the retail sales of toys through all major retail outlets such as national toy stores, discount stores, department, drug, food and variety stores; gift and novelty shops; price clubs; bookstores; home supply stores, mail order catalogs and online toy stores.

         Toy sales through the Internet represented the fastest growing segment of toy retail sales during the last quarter of 1998. According to Jupiter Communications, Inc., a New York research firm, retail sales through online toy stores is expected to generate $52 million in 1999, $555 million in 2002, and $1.5 billion by 2003 excluding software, books and other children's categories.

THE GROWTH OF THE INTERNET

         The Internet is a mass communications medium, enabling millions of people worldwide to share information and interact with one another. This ability to interact serves to create community among individuals with similar interests and objectives. In August 1999, Jupiter Communications projected that the number of Internet users in the United States will grow from 100 million in 1999 to 150 million in 2003.

         The interactive nature of the Internet allows online merchants to communicate effectively with one another, and with customers, and allows advertisers to target customer bases having specific demographic characteristics and interests. As a result, the Internet is emerging as an attractive, and in many cases, preferred medium for the transaction of business, including e-commerce activities. In November 1998, Forrester Research projected business-to-business e-commerce to grow from $100 billion in 1999 to $1.3 trillion in 2003.

INTERNET E-COMMERCE

         Electronic commerce, or e-commerce, is the buying and selling of goods and services between two parties using the Internet. The e-commerce movement can be classified into two major segments: Business-to-Consumer (B-to-C) e-commerce and Business-to-Business (B-to-B) e-commerce.

THE ADVENT OF BUSINESS WEB SITES

         We believe that businesses have historically had to go to a number of separate, traditional sources to obtain the products, supplies, services and information necessary for their operations. Similarly, they have used a variety of traditional channels, such as trade magazine, trade shows, buyer's guides, direct mail initiatives and trade journals for the advertising and marketing of their products and services.

         Businesses are now increasingly utilizing the Internet as a valuable tool to access customers and suppliers, to communicate with partners and to operate more efficiently. Currently, the vast majority of business web sites focus on the offering of one of the following three types of solutions:

          - Product sites. These web sites focus primarily on the online sale of products.

          - Service referral sites. These web sites focus primarily on the referral of business customers to services provided by other companies.

          - Business content sites. These web sites primarily offer business customers access to a wide array of articles, information and news services that are aimed at the business customer. These web sites seek to generate revenues through the sale of business information and by attracting high-volume traffic and then leveraging this traffic into advertising revenue.

         We believe that MRABA.COM will provide business customers with the combined abilities to purchase a broad range of quality products, access a wide variety of business-related services and research comprehensive business information, all at a single, user-friendly web site.

THE CONCEPT OF MRABA.COM

         MRABA.COM will allow companies to sell products on the internet via a giant network of thousands of retailers. This is an opportunity to increase the distribution base and profits of e-Commerce participants.

         We will utilize experienced professionals based in New York City, who are knowledgeable about business-to-business e-Commerce. We will create an e-Commerce network specifically designed for manufacturers, distributors and wholesalers which enables them to display, promote and sell all of their product offerings with no out-of-pocket expenses involved. We will charge a 1% transaction fee for sales that move through our MRABA.COM portal.

ESTABLISH CUSTOMER WEBSITES

         We will assist companies to set up products for sale with our e-Commerce software and rapidly establish their presences on our network. We also include previously established company websites that want to benefit from the business-to-business exchange within the MRABA.COM network. The entire focus of this business-to-business portal is to showcase a company's merchandise through a vast network of retailers. For the first time user of the internet, we only require that they provide product pictures, descriptions and prices and we will establish their internet presences.

MRABA.COM ADVANTAGE OVER OTHER e-COMMERCE OPTIONS

         We expect to provide superior technology to showcase a company's merchandise and provide superior customer service. These elements include:

         -        Superior Technology
                  Superior technology provides the MRABA.COM merchant and enables various product departments to offer merchandise with excellent product presentations that are instantaneously published and fully integrated into the MRABA.COM network. The result is a compelling shopping experience for the retailer. Completed product sales through the system automatically generate orders for fulfillment.

         -        Showcasing Merchandise
                  With very little effort, MRABA.COM's flexible design capabilities exploits and presents product values. Quality photographs and descriptions are the raw materials needed to create an effective online presentation. Our internet specialists work with a company to create the initial product offering. When this initial product selection is launched, a participant can add, remove or modify the offering at any time using our simple internet-based management tools that require no special installation or training. By logging into the MRABA.COM BackOffice with a password, changes can be made directly through the desktop web-browser (Netscape, Internet Explorer or AOL) at any time. In addition to merchandising products in MRABA.COM's network, a company can also get to view all transactions and orders on a real time basis.

                  Product pages become easily accessed through the appropriate departments. A participant company also gains access to a variety of special promotional options that move merchandise in ways that will benefit their product offerings. Featured Selections and What's New are both areas that focus retailer's attention on specific products at the head of department pages. The Outlet Store and Auction House are other examples that present MRABA.COM member's selections including refurbished items, production over-runs and short-term clearance sales.

         -        Superior Customer Service
                  One of the biggest barriers to merchandising on the web is reliable and trustworthy customer service. We make the process easy for the participant company. We have refined and developed simple policies and procedures that are easy to use for the consumer.

                  We have made selling merchandise through the Internet an easy process for the participant company. The complexities of presenting and marketing merchandise as well as administrating customer service are all expeditiously and timely handled. By providing and delivering quality merchandise, a participant company benefits within the MRABA.COM internet portal community.

CREATING AWARENESS OF THE MRABA  BRAND.

         It is imperative that we create awareness of the MRABA brand in order to attract business customers to our web site, garner advertisers for our web pages and place MRABA in a favorable position when creating our relationships with vendors and other fulfillment partners. We intend to conduct extensive marketing activities, including the placement of advertisements online and in trade journals and other print publications, in order to create and enhance awareness of the MRABA brand. Our marketing efforts strive to present MRABA as an enjoyable, easy-to-use Internet web site that helps businesses work more efficiently and cost effectively. We intend to use a significant portion of the proceeds of this offering for extensive marketing activities to build awareness of our brand and drive traffic to our web site.

EXPANDING OUR PRODUCT OFFERINGS

         We regularly seek to expand our product offering categories and the breadth of products available in these categories through the creation of relationships with vendors and distributors. We also will be commercially introducing auction capabilities in the third quarter of 2000. Auctions will allow us to increase the types of products available at MRABA.COM and provide our business customers with opportunity to transact business directly with one another. We believe that one of MRABA's competitive strengths will be our highly diverse product mix, allowing us to offer low margin commodity products as well as higher-margin specialty goods.

THE MRABA WEB SITE

         Our web site moves business-to-business transactions and other business operations away from traditional modes to the Internet. Our web site is designed as a community mall--a place where business customers can visit a "virtual storefront" or product category of their choice, seek out services from professionals, research issues important to their business and meet and communicate with customers, suppliers, colleagues and competitors. We strive to make our web site user friendly and to create an experience that is highly useful, efficient, enjoyable and informative for the business customer.

PRODUCT CATEGORIES

         Our business customers have access to a growing number of product categories online. The products in these categories are sold by us. All product fulfillment will be done through our vendors and other third parties. We believe that there are numerous sources of products for each of our product categories.

         The various product catalogs available at our web site are designed to be visually attractive, informative and easy to use. Our online product catalogs provide our vendors with the ability to monitor and evaluate e-commerce activity, and provide our web site advertisers with the ability to track the number of visitors and leads generated from a particular catalog, product category or banner advertisement.

         We currently offer business and business-related products in the following categories: Toys, video games, software, computer hardware and office supplies.

         During 2000, we intend to expand our product offerings to include the following additional categories: Hardware, flowers, luggage, hobbies, and various business services.

BUSINESS CONTENT AND COMMUNITY

         We believe that the creation of an active online community at our web site and the provision of valuable business information will create loyalty among our business customers and promote repeat visitation and web site use. We are designing our web site to provide business customers with access to:

          - information and reviews relating to products and services offered through our web site;

          -    industry specific news and publications;

          - chat rooms and bulletin boards, where industry specific and general topics relevant to the community interest are discussed;

          - an events calendar, which publishes the dates, time and other relevant information relating to events that are important to web site users;

          - a personal calendar, which is a customizable interactive calendar that allows the business customer to schedule and keep track of important dates, times and other information and receive e-mail reminders;

          - classified advertisements, where job listings and other business relevant advertising may be placed and reviewed;

          -    yellow and white page directory services;

Business-to-Consumer e-Commerce

         A typical example of Business-to-Consumer e-commerce is a customer (the consumer) buying an item from an online retailer such as Amazon.com (the business). It is widely expected that this kind of customer-driven e-commerce will soon become a very significant force in retailing. According to Forrester

Research, B-to-C electronic commerce transaction will grow from $9 billion in 1998 to $108 billion by the year 2003. This growth is due to the fact that the Internet provides new forms of consumer products, services, marketing channels, and distribution models. In many cases, the Internet has reconstructed the consumer-seller relationship. A retailer can now operate 24 hours a day, 7 days a week, and remove all geographical constraints between itself and its consumers. Toypop.com is a business to consumer site.

Business-to-Business e-Commerce

         Business-to-Business e-commerce is the buying and selling of goods and services between companies using the Internet. Industries have conducted business electronically over private networks for years through Electronic Data Interchange (EDI). However, only recently have certain industries started to adopt Internet technologies as a key component of their corporate strategy. By utilizing the Internet, businesses now can conduct secure online transactions and communications with business partners. The Internet and B-to-B e-commerce is allowing businesses to reach new business partners globally, open new distribution channels, and deliver information to field personnel and current and potential clients. Surprising, numbers released by Forrester Research show that the total value of B-to-B transactions have already eclipsed that of B-to-C transactions. It was reported that B-to-B e-commerce had a value of $43 billion in 1998 and will grow to an unbelievable $1.3 trillion in 2003.

         Although there is tremendous potential for companies to benefit from B-to-B e-commerce, implementing an Internet based e-commerce strategy is not easy. The combination of the costs and difficulties of marketing your company on the Internet, the lack and high costs of technical resources, and constantly changing Internet technologies, increases the risks involved in implementing such a strategy. The affordable and most practical, least risk solution can be found in a new class of "intermediaries" called B-to-B Vertical Hubs or Vertical Trade Communities. These B-to-B Hubs will provide the catalyst that propels B-to-B e-commerce to a truly scalable level within the manufacturing and distribution industries, as well as enabling simple connectivity between Buyer and Seller companies. MRABA.COM is a B-to-B hub.

MRABA.COM

         Throughout time, marketplaces have existed as a place where buyers and sellers would meet together to trade. MRABA.COM is a centralized place (or virtual community) on the Internet, where all Buyer and Seller Companies for the toy industry (and related products) can meet and transact with each other at any time of day or night, from any location in the world. MRABA.COM will also include industry-specific content, domain expertise, valuable industry information, as well as a variety of industry and community specific services. Ultimately, MRABA.COM will become the toy industry's `one-stop business center' on the Internet.

         MRABA.COM provides users with a quick, inexpensive and scalable solution to become e-commerce enabled. In addition, tremendous value is created for both Buyer and Seller companies participating, as MRABA.COM offers highly targeted content and services and caters to a specific targeted market of companies with similar interests. In many industries, there is high degree of buyer and supplier fragmentation which results in significant inefficiencies at each step of the procurement process. As a result, retailers, distributors, and manufacturers are increasingly seeking new ways to make their supply chain more efficient. MRABA.COM provides a solution by aggregating Buyers and Sellers who may not have otherwise found each other in a timely manner.

         MRABA.COM   streamlines  and  extends  existing  distribution  channels allowing suppliers to reduce their selling and marketing costs and time to market. This results in a more efficient supply chain. Furthermore, MRABA.COM provides Trading Partners with a single, standard buying location and Internet technology, eliminating many of the difficulties involved in connecting trading partners electronically. New and existing trading partners are able to communicate and transact with each other efficiently and quicker.

         The MRABA.COM vertical B-to-B hub provides full e-commerce capabilities for Seller and Buyer Companies including online electronic catalogs, order entry, online web auctions, tendering, private auctions, and online classifieds. MRABA.COM will also include an industry specific online career network, comprehensive industry information, and industry news and events. Moreover, MRABA.COM will provide communication services including chat, threaded discussion forums, online presentations, and live customer service as well as many more industry specific and community services and tools as they become available.

         The Gartner Group predicts that almost 80 percent of the Global 1000 companies will participate in Business-to-Business Vertical Hubs to some extent by the end of 2002.

         Traditionally, companies have employed a variety of traditional media in business-to-business advertising, information delivery and communications to identify, qualify, and facilitate commerce with customers. MRABA.COM can offer all of this and is also introducing new possibilities and efficiencies that never existed before. Furthermore, MRABA.COM provides a means to increase visibility within the supply chain by allowing companies to share information with existing and potential business partners. MRABA.COM allows companies across both the supply chain and demand chain to lower costs, expand existing markets, penetrate new markets, and create collaborative relationships with trading partners. What does this all mean? MRABA.COM creates new revenue and cost-cutting opportunities, as well as entirely new business models that will positively affect a company's top and bottom line.

INDIVIDUAL COMPANY WEBSITES: A COSTLY STRUGGLE

         To understand the value added by MRABA.COM, one must first understand the difficulties involved when an individual company implements its own individual B-to-B e-commerce web site. As soon as a company engages in Internet e-commerce activities, it becomes detached from traditional "brick and mortar" ways of conducting business and breaks all geographic barriers. However, the deconstruction of traditional business ways will lead to many new obstacles. For example, for the web site owner, marketing costs will increase dramatically to ensure that the company has customers who will know about and use the Internet site to conduct business. This new worldwide competitive landscape will force the cost of customer acquisition to increase dramatically. Furthermore, in this new electronic age, customers will be frustrated and will take their business elsewhere if they cannot find their product properly positioned at a site complete with capabilities for online decision making, purchasing, and customer service.

         Another major obstacle is that, a Seller Company with its own individual web site essentially becomes one of millions of web sites on the Internet and limits its chances of being discovered. What is gained in lower costs associated with e-commerce and more specialized products and services available through the Web, is potentially lost in time spent for a retailer searching the entire Internet for what they are looking for. Internet portals, such as Yahoo! Provide users with Internet search queries; however they retrieve too many results, which are unrelated and inaccurate.

         In addition, technology is constantly changing. Companies that pursue an individual web presence and wish to benefit from these technologies will have to constantly upgrade their systems and development staff. These types of changes are often costly and require extensive domain expertise. By incorporating its web presence with MRABA.COM, a company will be able to benefit by always having the latest technologies available. Since many companies will share the cost of the constantly changing infrastructure of the Hub, each individual company will be able to take advantage of the technology at an
affordable  price  and  with  minimal   implementation  risk.  In  addition,  an
individual company web site would never be able to offer services such as auctions that are only truly successful in high-user traffic web sites such as an industry-specific Hub.

         Fortunately, participation in MRABA.COM is so affordable and easy to integrate that even if a company already has a website or some type of Internet based e-commerce solution, it can still easily participate in MRABA.COM.

THE TROUBLE WITH SELLING DIRECT:  ADVANTAGES OF VERTICAL HUBS

         The toy (and related products) industry is characterized by a highly fragmented retail base, with approximately 80,000 retailers in North America, and a large fragmented supplier base numbering around 15,000. Given the large number of retail outlets, especially with approximately 60,000 "Mom & Pop" type stores, it is virtually impossible for any seller company to reach all of the


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retailers in this industry efficiently and in a cost-effective manner. MRABA.COM will facilitate the industry's move into the e-commerce era. MRABA.COM will provide added-value for its participants. The following outlines some of the key benefits for the marketplace Seller and Buyer companies.

FOR A MARKETPLACE SELLER COMPANY

Broader Customer Access

         Many companies are limited by their inability to address new business prospects. Geography, high costs and other such barriers make it difficult to reach markets where potential retail customers may exist. The Internet, along with MRABA.COM, changes this by extending corporate reach to a worldwide audience. In addition, retailers in far-away places which have been too expensive to market and sell to in the past, are suddenly accessible to the Seller. The power of MRABA.COM is that it takes charge of redirecting e-business to the masses of willing and able suppliers, customers, or partners. At the same time, these potential customers will be able to easily find a company through MRABA.COM.

AFFORDABLE AND QUICK WAY TO BECOME A GLOBAL PLAYER

         By joining MRABA.COM, the Seller Company obtains instant access to a worldwide audience, allowing it to enter international markets quickly and affordably. Although the Internet promises to break global barriers, if a company decided to develop its own web site, it would still remain one company of millions on the Internet, making it extremely difficult to be found. As a result, these companies must embark on solo marketing campaigns to increase global awareness, which can be quite costly. However, when joining MRABA.COM, the Seller Company can expose itself to international markets and immediately profit from the MRABA.COM'S global audience, marketing efforts, and contacts.

LOWER MARKETING COSTS

         Although the Internet can open new sales channels, without the use of MRABA.COM, companies are still faced with the dilemma of how to effectively reach its thousands of potential customers. The solution is that MRABA.COM already has them registered and organized, instantly providing the company with an army of purchasers. By having access to a target market in one location, a company will dramatically lower marketing and customer acquisition costs on a global basis. In addition, since a target market will have easy access to a company, a company will experience wider visibility with little investment. MRABA.COM also provides relief from escalating input costs, such as paper, postage, and printing. Plus, in this visually-rich environment, companies can make a virtually unlimited amount of information available to a wider audience than possible with traditional methods. Additionally, salespeople and sales representatives can use MRABA.COM as a sales tool saving them valuable time and eliminating the need to pack samples, travel and educate the Buyer Companies. They are better able to focus on making sales as opposed to the time-consuming activities of planning and preparation.

UNLIMITED 7 x 24 OPERATIONS

         Electronic commerce through MRABA.COM can be conducted 24 hours a day, 7 days a week. Companies are no longer constrained by time zones, call-center hours, or conventional business hours. This allows Seller Companies to take advantage of around-the-clock representation. As a result, merchandisers and prospects can obtain information and transact with a company at any time, from any location. MRABA.COM also eliminates the need for individual companies to manage their own e-commerce infrastructure. The Hub offers 7x24 technical monitoring and support as well as high-speed bandwidth. This ensures the highest quality web architecture required for a company to have the most effective and efficient online presence.

AN E-COMMERCE SOLUTION AT AN AFFORDABLE PRICE AND LOWER TRANSACTION COSTS

         By using MRABA.COM the Seller Company is able to take advantage of the newest Internet technologies and services available, at an affordable price. These tools will result in increased business efficiencies and revenue streams, as well as reduced transaction costs. By joining MRABA.COM, the Seller Company benefits from the best of breed e-commerce technologies such as an electronic catalog and order processing systems, online sell- and buy-side auctions, online


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

negotiations, and simple connectivity tools for its trading partners. Joining MRABA.COM is less expensive for a company than developing its own Internet e-commerce site which would require extensive Information Technology (IT) experience and an incredible investment in infrastructure. Often, a company's IT staff does not have the time and Internet expertise, due to limited market resources and a broad range of quickly evolving technologies required to build a `stand-alone' e-commerce web site. By joining MRABA.COM, the Seller Company in essence `rents space' or `buys a seat' in the marketplace, making it more affordable for the company to become web and e-commerce enabled.

CREATES MORE-INFORMED TRADING PARTNERS

         MRABA.COM allows Seller Companies to provide its trading partners with up-to-date information, creating a self-service environment. The ability to deliver all the information wanted or needed, results in educated customers, quicker purchasing decisions, and fewer returns, saving time and money for both the Buyer and the Seller Company.

MAKING SMALLER COMPANIES MORE COMPETITIVE

         MRABA.COM allows a smaller company to become a global player and compete with its larger counterparts. By plugging into the Hub, the smaller company is empowered by having sophisticated e-commerce capabilities and a wider market reach. As a result, a smaller company can become a dominant player if it has the internal systems to support the volume of business generated.

IMPROVED EDUCATION, TRAINING AND INFORMATION

         Access to information in today's economy is a key element of success. MRABA.COM not only creates e-commerce markets but will be instrumental in conserving the well-being of the industry which it serves. MRABA.COM provides a wide range of industry-focused content including company news, information to improve productivity and efficiency, as well as information on events and trends affecting business. In addition, MRABA.COM contains an area where companies can give presentations over the web for both employee and management training, as well as product demonstrations to existing and potential trading partners. The community will host discussions with important industry players who will make presentations and answer questions. All presentations will be archived and can be accessed at any time of day or night.

OPENING NEW DISTRIBUTION CHANNELS

         MRABA.COM creates new distribution channels through its online catalog system and auctions. Sales personnel and customers around the world can be informed of all of the supplier's products, second-quality goods, and surplus inventories, paving the way to more rapid clear-outs at the best possible prices. MRABA.COM also allows Buyer companies to post tenders (or request for proposals) for goods and services being offered by Seller Companies. In effect, this will create a reverse auction, which can stimulate great business opportunities for Seller Companies (as well as Buyer Companies)

E-COMMERCE MARKETING

         Using the latest Internet technology, Seller Companies can present their products directly to their target market using MRABA.COM marketing features. Price changes, new product introductions, short-term promotions and marketing trends of new products or promotions, can be quickly executed and introduced to the marketplace audience faster than before. As a result, MRABA.COM allows Seller Companies to reach the market quicker. A Seller Company no longer has to wait for print materials to be published, and can introduce products immediately through the electronic catalog system, auctions, electronic product demonstrations, hub advertising services or bulk-email campaigns. As MRABA.COM evolves, marketing and sales techniques offered by MRABA.COM will become even more refined, and Seller Companies will have the opportunity to develop their own particular methods of getting their potential customers' attention.


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


PRODUCT LIQUIDITY

         Product liquidity is a special kind of liquidity as it results in sales of goods that would not otherwise be sold. Some products such as seasonal apparel and sporting equipment cannot be sold easily toward the end of a season's buying period. MRABA.COM aggregates buyers and sellers who may not have otherwise found each other in a timely manner. In addition, on a global basis, in some cases the end of a season in one geographic area is the beginning of the same season in another geographic area. In some cases, all of the revenue from selling these products falls to the bottom line.

FOR A MARKETPLACE BUYER COMPANY

LOWER SEARCH COSTS AND ACCESS TO MORE SUPPLIERS

         Without the use of MRABA.COM, buyers are often constrained to the Vendors that they are aware of. Finding new vendors is a difficult task requiring time and effort. Many companies trying to take advantage of the Internet believe that they can just start searching the Internet for suppliers in their industry. However, Internet search engines are often frustrating and yield an overwhelming number of results that must be individually analyzed by the user. MRABA.COM acts as a central location or marketplace for the industry, reducing search cost and time. For example, Buyer Companies can seek out specific products throughout a broad range of online catalogs in one simple search. This query can span multiple supplier catalogs and include Seller Companies from around the world. This industry focus surpasses any search system existing on the Internet. In addition, the news, services, and tools offered by MRABA.COM create a `one-stop' business center for the industry.

TIME SAVINGS

         In addition to the time saved when searching for new vendors and products, MRABA.COM offers other ways for buyers to save valuable time. For example, Buyer Companies can scan and examine a Seller Company's products prior to meeting with the salesperson. This will result in more informed buyers and save time during the sales call. In addition, the buyer can save time by placing orders online while browsing the online catalogs as well as facilitating the placement of recurring orders. It also important for companies to remain abreast of industry news, trends, and events. MRABA.COM provides an industry focus to deliver a wealth of industry-specific content, eliminating the need to obtain the information from multiple sources.

ACCESS TO SECONDARY AND EXCESS-SUPPLY AUCTIONS

         Buyer Companies can participate in auctions where Seller Companies are clearing excess inventories. MRABA.COM auctions provide member companies with full coverage and the opportunity to bid on merchandise being auctioned by other community members.

ACCESS TO A SUPPLIERS MARKET

         Buyer Companies can issue a tender for specific products, which Seller Companies can bid on. This can result in substantial savings to the Buyer Company and additional sales opportunities to the Seller Companies.

LOWER TRANSACTION COSTS

         Seller Companies already experiencing savings by using MRABA.COM may decide to pass on additional savings to Buyer Companies, thus improving their competitiveness in the worldwide market.

IMPROVED SUPPLY CHAIN EFFICIENCY

         In large industries, buyers and sellers may incur high search costs in trying to find each other. In addition, rapidly changing product information can result in high information search costs. The Internet allows large and small companies to share valuable information such as product information, delivery schedules, forecasts, special prices and company news, thus improving the efficiency of the supply chain. These efficiencies will result in a better flow


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of information,  improved inventory management and in increased sales. It allows for companies to make rapid product introductions, rapid inventory changes, and rapid price changes.

         The Gartner Group  predicts  that by 2001,  70% of  distributors  who
operate   online  will  reap  more  then  80%  of  their  sales  through  online marketplaces.

SECURITY

         For B-to-B e-commerce to thrive through MRABA.COM, businesses must feel that the entire process is safe, both in terms of payment and confidentiality. For this reason, the use of encryption to keep data transmissions private is a key component of MRABA.COM. Users wishing to use the secured areas of MRABA.COM, such as the catalog system, must first be manually validated and registered by MRABA.COM personnel. Once registered, each user will have their own "user name" and "password" with assigned privileges and restrictions. These privileges and restrictions determine which company catalogs a user can or cannot see, as well as special pre-negotiated pricing associated to specific items for that user. This will also determine if there are special items in different catalogs that certain users can see and that others cannot. Vendors can also choose whether they wish to have their catalog viewed by other seller companies within MRABA.COM. These settings are determined by each Seller Company participating in MRABA.COM, and are inherent to their specific catalog. Similar security features exist throughout the rest of MRABA.COM.

SUMMARY

         MRABA.COM is a two-way network that mediates between Buyer and Seller Companies and create benefits for both sides. The value created by B-to-C web sites tends to increase only linearly by the number of consumers involved;
however, the value created a B-to-B Vertical Hub like MRABA.COM increases exponentially as the number of participants grow. Unlike other consumer-oriented sites, these marketplaces are designed to streamline acknowledged inefficiencies in the supply chain processes of the given industry. Specifically, standardizing procurement processes, outsourcing application functionality (from back-office systems); and, leveraging the collective resources of the community to attract users to the site. The more Buyer and Seller Companies on MRABA.COM, the more both parties will benefit due to `Strength in Numbers', more choices, and better access to the industry players.

BUSINESS MODEL

         Revenue from MRABA.COM is derived from the following sources:

         1. E-COMMERCE AND SOFTWARE SALES. Each offline retailer who joins MRABA.COM will be offered an opportunity to purchase an on-line e-commerce site for a monthly subscription fee of $50
                  - $100 per month. Every retail store needs an on-line presence. Since MRABA.COM will aggregate the category data from all the various manufacturers, the retailer will have the ability to have a robust and competitive site for a very reasonable fee.

                  In addition, MRABA.COM will license its software to other non-competitive sites which wish to develop a B-2-B site.

         2. SERVICES. We will build partnerships with many on-line service providers, including banks, marketing services, insurance, travel, etc., and we will charge referral fees. As the retailer begins to use MRABA.COM more and more for on-line purchases, we believe the retailer will naturally start looking for other business services on the Internet. We already will be adding an office supply distribution, computer hardware and software distribution, luggage distribution, and floral distribution, all as part of a bundle of services available to the retailer.


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                  U.S.  small  business  spending on online  transactions  and purchases  grew more than 1,000%  during 1999,  rocketing to
                  $25  billion  from  1998,   according   to  Access   Markets
                  International (AMI) Partners, Inc.

                  AMI is a consulting firm specializing in Internet, IT and telecom market trends, with an exclusive focus on small and medium business enterprises. Its report according to the study, the number of small businesses transacting on the net increased from 1.8 million in 1998 to 2.8 million in 1999, representing an increase of 55%. The growth in the small business market segment, which represents a significant critical mass, is driving the future of business-to-small business (B2SB) e-commerce. AMI projects that small business online purchases will register $118 billion by 2001, emerging as a critical driver of overall B2B e-commerce.

                  An estimated 670,000 small businesses have ventured into the online auction arena, bidding for products and services. Nearly 1 million small businesses plan to participated in online auctions in 2000, representing a ground swell movement in an emerging and potentially vast electronic marketplace due to the sheer size and magnitude of interest. The study also shows 1.3 million small businesses are interested in using the Internet to collaborate or pool with other small businesses to buy in groups to obtain better prices for products and services.

         3. TRANSACTION FEES. A primary revenue stream for MRABA.COM will be transaction fees. We will charge 1% per transaction, but not less than $0.25, to the suppliers.

         4. ADVERTISING. We will generate advertising based revenue streams based on the traditional cost per thousand impression
                  (CPM) model, or through sponsorships. We also expect to generate advertising revenue through various opportunistic ads on the site, such as on various category sections (action figures, crafts, etc.), placement in search results, special splash pages, what's new section, etc.

         5. SUBSCRIPTIONS/MEMBERSHIPS. We will gradually develop proprietary content available on a subscription only basis.

MICROTOY COLLECTIBLES DIVISION

         The company's collectible toy products are based on the European Collectible Toy market products, which have sales over $1.5 billion worldwide. European candy companies have produced collectible toys for over twenty-five years that consist of small toys surrounded by candy shells. The toys inside the candy shell are well-engineered collectible models of airplanes, cars, clowns, frogs, crocodiles, pandas and various other objects. These toys have been collected and traded in Europe for many years and have established a substantial secondary market (like Beanie Babies and Pokemon cards).

         The company plans on releasing 88 original collectible toys this year under the name "Pocket Ghosts". The company has designed its own version of the European Collectible toy that conforms to U.S. product guidelines. Prior to this new design, these collectible toys could not meet these guidelines. Alottafun!'s design incorporates the high quality easily assembled objects within a plastic capsule. New objects will be frequently introduced and the company will limit the number of objects produced to stimulate the collectible aspects of the product.

COLLECTIBLES OVERVIEW

         It is an established fact that children of all ages, love to collect, just about anything they can get their hands on. It is also a fact, that in the US, the traditional children collectibles industry has gone through major changes in the last few years, with a steady decline in sales of the traditional paper collectibles such as trading cards, which currently are selling for $5-$20 per pack. Since the rise and fall of the POG, collectible product distributors and retailers alike are on a search for the next collectible product that will drive sales.


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In a study  conducted among children 4-11,  shortly after POGS were  introduced, two of the findings made were particularly insightful:

         1. Children like portable collectibles. They like them better than those that need to be kept in their room; they'd rather show it, play with it and to carry their collectible in their pocket.

         2. Children ages 4-11, appreciate the ability to wrap their collectible toy in their hand; it gave them a comfortable sense of control.

         Three years ago, a small 3D figurine collection named "JOJO's" was introduced in France, with the cooperation of the TF1 TV network. Its success was due to a thoughtful marketing approach and media support, and to combine the newness of a 3D collectible with portability and indoor/outdoor playability.

         The JOJO's went on to become a success in other European countries, selling over 60 million twin packs in retail and an equal amount to corporate Europe, for children product promotions. A compact disk that contained ten songs CD and a few children related licensed products followed. A Spanish version - somewhat less sophisticated - named GoGo's, appeared on the market and sold very well in Spain, Germany and South American countries, and has been brought to the United States as Crazy Bones.

         The JOJO's emerged as a new collectible trend, creating a totally new collectible category, a collectible 3D portable game/toy.

PRODUCT DESCRIPTION

         The "Pocket Ghosts" are a wonderful collection of a total of 150 cute, scary, funny, ridiculous, serious, grumpy and cheerful Ghost characters. Their characteristics were designed to match with those found in most children, so that children will always find a few Pocket Ghosts characters to identify with.

         The story line is that the Pocket Ghosts came to Earth, from a far away planet called "LiliGhost", where everything and everybody is smaller than a child's pocket size. The Pocket Ghosts are about 1.5 inches tall. The Pocket Ghosts are harmless and good natured, usually willing to help, but most likely to have fun. Without a particular political agenda or an urgent need to save the world from alien monsters, they are non-violent by nature and do their share to make their way to the children hearts- boys and girls in the 4 to 12 age groups.

         Pocket Ghosts, consist of 150 Ghostly characters, with a 1.5 inch average height, of injection molded acrylic (unbreakable SUN) in a single color. The collection will be made available in basic colors and in a variety of transparent, glows in the dark, and glitter mixed colors. Based on the initial 88 characters in Pocket Ghosts, the variety of colors coupled with a series of finishes (gold, silver, bone, copper) will present an opportunity for a collection with hundreds of variations for added fun, value and collectibility.

         Developed simultaneously with the Pocket Ghost figurines are the Pocket Ghost collectible Card Game which incorporates the characters in a fun and challenging game. There has been tremendous popularity in recent years to card games with expandable decks. "Magic, the Gathering" was a huge success in the mid 1990's and recently Pokemon cards have become highly collectible for boys 8
- 12 years old.

         The card game will have a 50-card starter deck with booster packs consisting of 8 cards each, which will create a total 150-card deck.

         Pocket Ghosts will therefore be packaged in three forms:

         1. Two Pocket Ghosts in a free standing/hanging pack along with an index card and a collectible "Pocket Ghosts Adventures - The Game Card" card, with an additional high tech paper surprise. 24 - 36 packs to a counter display box, each pack selling for $3.95 at the retail point. All ghosts will be packaged in a highly interactive plastic capsule that doubles as a construction toy.


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


          2. One Pocket Ghost with an 8-card booster pack of cards priced at $3.95.

          3. A 50-card starter pack of cards with 1 Pocket Ghost priced at $9.95.

MARKET POSITIONING AND DISTRIBUTION

         "Pocket Ghosts" will initially be positioned as a boys/girls collectible, ages 4-12. Management feels that Pocket Ghosts as a collectible line will appeal to the adult female group as well. Alottafun! plans to gradually reposition the Pocket Ghosts, via packaging and displays, to attract both demographics. Pocket Ghosts will sell initially through the collectible distribution channels - hobby, comic book, trading cards and other similar retail outlets. As their popularity grows, Pocket Ghosts will be widely distributed to mass-market stores, toy stores and specialty shops.

MARKETING USING THE MRABA.COM Web site

         Alottafun! will extensively market the Pocket Ghosts with a tie-in to the MRABA.COM Web site. A game site will include a multi-tiered game in which children can win prizes and points, message boards, a children's auction, as well as product descriptions. This site will elevate the collectible toys to a glossy "electronic" status, as the Web site will be an integral part of the product.

PROMOTIONAL OPPORTUNITY

         Corporations are actively marketing products and services specifically targeted to children. Promotion campaigns can utilize, as an incentive, toy products such as collectibles to both increase sales and improve market position. In these promotion campaigns, a premium incentive in the form of a toy or other product with child appeal are being offered for a predetermined action such as a purchase or a response to an ad.

         Designed to be safe in size, shape and overall image, "Pocket Ghosts" offer children a unique appeal provide an opportunity for a corporation looking at a new product category to use as a premium incentive for a promotion campaign. The flexibility of the Pocket Ghosts can easily allow a special subset, which can be collected to complete a series, only at the participating outlets of a particular promotional partner.
The possibilities and the potential for sales are significant.

INTERNATIONAL SALES

         Based on preliminary market tests and meetings with potential distribution and promotional partners, management believes that in Europe, South America and in the Pacific, the Pocket Ghosts will be well received. Management plans on launching the collectible line, positioning it similarly to the U.S., initially in France, Germany, Benelux and Italy, followed by the UK, Scandinavia and Spain and in a later stage in the Balkan countries and Turkey. The company will launch "Pocket Ghosts" in South America in late 2000, with initial introduction in Brazil and Argentina followed by the rest of that continent. No plans are in place yet for the Pacific/Asia launch.

         For the retail launch and for the potential promotions, management will be partnering with local TV properties licensing agents to carry the introduction to both the retail segment as well as to the local corporate
promotional  segment.   Management  believes  that  licensing  agents  are  most
appropriate to launch and maintain a high level of exposure for the Pocket Ghosts in those countries.

POCKET GHOST ACCESSORIES

         "Pocket Ghosts Adventures - The Card Game" - The players will have to be proficient in their knowledge with the Pocket Ghosts legacy and characteristics. These highly collectible cards will be given away, one to a pack, and Alottafun! will provide the players with the ability to purchase the game cards in special packs.

     "Pocket Ghosts Adventures - The Board Game" - will be an additional venue for the collectors to play with the Pocket Ghosts. The board game can be played with the collectible toys, the game cards or a combination of both. The board will be printed in a special "Glow in the Dark" print, to allow the players to play with their glow in the dark sub set, a board game in their darkened room.

     Pleasant Hill Elementary School Collection Box - modeled after the Pocket Ghosts new home, this school box will raise its roof to accommodate up to 50 collected Pocket Ghosts.

     Collection Pouch - will have enough room for your favorite 20 Pocket Ghosts, it will allow a player to carry them in a convenient and fashionable cool manner.

     Pocket Ghosts - The TV Series? The Pocket Ghosts character and story line calls for an animated TV series. Alottafun! believes that a successful product launch and a lengthy selling period of the Pocket Ghosts will present it with such opportunities. As preparation for such opportunities, management will align MicroToy and the Pocket Ghosts with the pre-eminent licensing agents worldwide.

SALES AND MARKETING COSTS

         Our sales and marketing activities will be extremely important for:

          -    the development of our brand name,

          -    the creation of traffic to our web site, and

          -    the promotion of our business, products and services.

         We will continue to incur significant expenses in connection with:

          -    advertising,

          -    promotional and public relations activities,

          -    merchandising,

          -    market research and consultancy, and

          -    customer database management.

PRODUCTS

         Our initial product consisted of a surprise box that included quality gum and candy, toys, trading cards, milk caps (pogs), comic strips, tattoos, stickers, and various promotional inserts. Our initial emphasis was placed upon gaining distribution among convenience and neighborhood stores. More recently, we have targeted larger volume trade channels such as grocery, drug, variety, video, mass merchandisers and specialty outlets. Our success in distributing our Surprise Box was very limited in targeting neighborhood and convenience stores. If we are to be successful in this effort in the future, substantially more advertising and promotion would have to be devoted to this segment. We cannot provide any assurance that we will be successful in this endeavor or that the capital resources will be readily available to fund such a program. Our Internet strategy to sell toys direct to the public could potentially conflict with the distribution of our products though regular retail channels and could adversely impact our sales and profitability. We also cannot provide assurances that we will be successful in this regard.

         Our packaging and graphic designs target children between the ages of three and twelve years old. Package designs and graphics are provocative, colorful and irreverent. The main cartoon character located on the package is Reely, which is representative of a typical 10 year old. To develop brand loyalty among the higher age groups of seven to twelve years old, high quality trading cards, milk caps and comics are added to maintain their interest.

         Since the introduction of the Alottafun! Surprise Box, we have significantly expanded our product offerings to include:

         -        Cooking and housekeeping sets
         -        Collectible toys
         -        Puzzles
         -        Books with built-in games
         -        Plush toys
         -        Purses
         -        Girl make-up kits
         -        Ride-on push cars
         -        Building block sets
         -        Models

COLLECTIBLE TOYS

         Our collectible toy products are based on the European Collectible Toy market products. European candy companies have produced collectible toys for over twenty five years which consist of small toys surrounded by candy shells. The toys inside the candy shell are well engineered collectible models of airplanes, cars, clowns, frogs, crocodiles, pandas and a various other objects. These toys have been collected and traded in Europe for many years and have established a substantial secondary market.

         We introduced 80 original collectible toys at the Toy Fair 2000 industry convention in February 2000. We have designed our own version of the European Collectible toy that conforms to U.S. product guidelines. Prior to this new design, collectible toys could not meet these guidelines. Our design incorporates the high quality easily assembled objects within a plastic shell. We will introduce new objects inside the collectible frequently and will limit the number of objects produced to stimulate the collectable aspects of the product. The collectible toy product is a natural extension of our Surprise Box and will prove to be a significant product in the United States.

         Our collectible toy products introduction was delayed until February 2000 because it has taken us longer than anticipated to construct the molds to manufacture these products and secure distribution relationships. We originally expected to launch these products at the end of 1999, however, we felt that by delaying the launch until Toy Fair 2000 would provide for a more successful introduction. All of the major toy distributors are present for this event which will effectively introduce our collectible products to key distributors without having to visit each one individually. Our limited capital resources to-date make this introduction our most viable alternative, however, there are no assurances that these distributors will be receptive to our collectible toy products and that these products will be successfully introduced. We have focused on introducing our products in the European market initially.

         Our Hearthside Treasures acquisition provides high quality tea sets, cook n' serve sets, continental cookware sets, and food sets to children between the ages of three to five years old. This acquisition presents us with an opportunity to expand our distribution in this growing segment of the toy industry. These products are primarily targeted toward young girls which allow us to further diversify our customer base.

SALES, MARKETING, AND DISTRIBUTION

         We sell all of our toy products through our own in-house sales staff and independent sales representatives. Purchasers of our products include toy and discount retail chain stores, department stores, toy specialty stores and wholesalers. The Alottafun! Surprise Box product is also distributed through convenience and small specialty retail establishments. As we continue to expand our operations, we will hire additional independent sales representatives to handle specific classes of trade, such as video, military, mass merchandisers, variety, toy, and other outlets.

         Our success depends on our ability to establish and increase the size of our distribution network for our products. To facilitate growth in our distribution network, we provide incentives to distributors by offering them discounts on volume purchases. Except for purchase orders relating to products on order, we do not have written agreements with our customers. Instead, we generally sell products to our customers pursuant to letters of credit or, in some cases, on open account with payment terms typically varying from 30 to 90 days.

         We will budget approximately 5% of our net sales for advertising and promotion of our traditional products. We will use radio and to a lesser extent television commercials to market our products. We advertise our products in trade and consumer magazines and other publications, market our products at major and regional toy trade shows, conventions and exhibitions and carry on cooperative advertising with toy retailers and other customers.

MANUFACTURING

         Our own toy products are manufactured through contract manufacturers whom we choose on the basis of quality, reliability and price. Consistent with industry practice, the use of third-party manufacturers enables us to avoid incurring fixed manufacturing costs. All of the manufacturing services performed overseas for us are paid for either by letter of credit or on open account with the manufacturers. To date, we have not experienced any material delays in the delivery of our products; however, delivery schedules are subject to various factors beyond our control, and any delays in the future could adversely affect our sales. Currently, we have ongoing relationships with approximately five manufacturers. We believe that alternative sources of supply are available, although we cannot assure you that adequate supplies of manufactured products can be obtained. At the present time, all of our manufactured products are sold on the basis of letters of credit or wire transfers. We do not inventory product. As we expand our business, we would expect to maintain a thirty-day supply of inventory equal to our forecasted demand. These inventory levels will be subject to inventory risk in the form of obsolescence or through purchasing too much inventory and obtaining low product demand.

         Although we do not conduct the day-to-day manufacturing of our products, we participate in the design of the product prototype and production tooling and molds for the products we develop or acquire, and we seek to ensure quality control by actively reviewing the production process and testing the products produced by our manufacturers.

         We use our officers for our research and development efforts that include travel expenses to identify manufacturers and use their participation in toy product designs. However, our manufacturers bear a majority of the costs associated with developing new toy products and prototypes. As a consequence of this approach, we have no material research and development expenses.

INTELLECTUAL PROPERTY

         The steps we take to protect our proprietary rights may be inadequate. We regard our copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to our success. We rely on trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our proprietary rights. We have a trademark for "Alottafun" for toys, games and playthings and for sales of toys, games and playthings. We have filed trademark applications for Alottatoys.com(TM) and ToyPop.com(TM). We also have applications for Hearthside Treasures(TM), Microtoy Magic Capsule(TM) and Pocket Ghosts(TM). We have filed a patent application for the Pocket Ghost Capsule. We have not received confirmation that any of these trademark or patent applications have been accepted or that the trademarks have been granted. If granted, these trademarks will be protected from use by others for a period of 10 years as long as our usage of these trademarks continue. There is no assurance trademarks will be granted for these names. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which we will sell our products and services only. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

COMPETITION

         Competition in the toy industry is intense. Many of our competitors have greater financial resources, stronger name recognition and larger sales, marketing and product development departments and benefit from greater economies of scale. These factors, among others, may enable our competitors to market their products at lower prices or on terms more advantageous to customers than those we could offer for our competitive products. Competition often extends to the procurement of entertainment and product licenses, as well as to the marketing and distribution of products and the obtaining of adequate shelf space. Competition may result in price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on our business, financial condition and results of operations. In each of our product lines we compete against one or both of the toy industry's two dominant companies, Mattel, Inc. and Hasbro, Inc. We also compete with numerous smaller domestic and foreign toy manufacturers, importers and marketers in each of our product categories.

         Our web site competes with numerous other web sites that offer any combination of e-commerce capabilities, business content and online community access. Our competitors vary in size and in the scope and breadth of the services they offer. In addition to competition from several e-commerce trade communities, we primarily encounter competition from:

         Virtually all of our current and potential competitors have longer operating histories, larger customer bases and greater brand recognition in the business products and Internet markets. They also have significantly greater financial, marketing, technical and other resources. These superior resources could allow competitors to:

          -    devote   significantly   greater   resources  to  marketing   and
               promotional campaigns than we can,

          -    adopt pricing policies that are more aggressive than ours,

          - attract greater numbers of users than we can by offering services for free,

          - devote substantially more resources to the development of their products and services than we can.

E-COMMERCE

         The  markets  for  business   products  and  services  offered  through
traditional channels and Internet channels are intensely competitive. We expect competition in these markets to increase.

         There are few barriers to the business e-commerce market. The rapid growth of the Internet in general, and online e-commerce activity specifically, has attracted the attention of numerous companies, including business product manufacturers and suppliers who have historically operated through traditional channels. Competitors could enter into exclusive distribution arrangements with our vendors and deny us access to their products. Increased competition also could result in pricing pressures, increased marketing expenditures and loss of market share, and could have a material adverse effect on ALOTTAFUN.

COMMUNITY SERVICES

         The market for community services is highly competitive, and we expect competition to continue to increase significantly. There are no substantial barriers to entry in these markets. We compete with many providers of community services, including companies that attempt, as we do, to target business consumers. We believe that to successfully compete, our communities must be structured around themes that are important to our users. Further, our community functions must be easily accessible at our web site through simple mouse clicks. Ultimately, our communities must provide users with utility. This utility can only be provided if meaningful dialog and user interaction develops within the communities.

CONTENT AND INFORMATION

         A large number of web sites and online services offer information features and content, including news, stock quotes, industry specific content, yellow pages, e-mail listings, job listing and other content and features that are competitive with the content we plan to offer.

ADVERTISING OPPORTUNITIES

         We compete with all types of online companies for advertisers. We also compete with traditional media, including television, radio and print, for a share of advertisers' total advertising budgets. We believe the number of companies selling web-based advertising and the available inventory of advertising space have increased substantially during recent periods.

         We believe that the principal competitive factors in our markets are:

          -    brand recognition;

          -    ease of use;

          -    comprehensiveness;

          -    breadth and quality of products, services and content offered;

          -    access to customers; and

          - with respect to advertisers and sponsors, the number of users, duration and frequency of visits and user demographics.

         Many of our competitors in all of our target markets have significantly greater financial, technical, marketing and distribution resources. In addition, providers of Internet tools and services may be acquired by, receive investments from, or enter into other commercial relationships with larger, well-established and well-financed companies.

MRABA.COM and TOYPOP.COM

         The online commerce market is new, rapidly evolving and intensely competitive. We expect competition to intensify in the future as more and more businesses develop an Internet presence. Barriers to entry are low which enable current and new competitors to enter our market and sell competitive products without much resistance.

         Many of our current and potential traditional store-based and online competitors have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Many of these current and potential competitors can devote substantially more resources to Web site and systems development than we can. In addition, larger, well-established and well-financed entities may acquire, invest in or form joint ventures with online competitors or children's toy suppliers as the use of the Internet and other online services increases.

         Certain of our competitors may be able to secure products from vendors on more favorable terms, fulfill customer orders more efficiently and adopt more aggressive pricing or inventory availability policies than we can. Traditional store-based retailers also enable customers to see and feel products in a manner that is not possible over the Internet.

         Prospective competitors will be able to use the Internet as a marketing medium to reach significant numbers of potential customers. Finally, new technologies and the expansion of existing technologies, such as price comparison programs that select specific titles from a variety of Web sites and may direct customers to other online toy, video game, software, video and music retailers, may increase competition. If we face increased competition, our operating results may be adversely affected.

         There are several ways we intend to differentiate ourselves from other on-line merchandisers. First, we will sell products at significantly less than retail prices. Secondly, our site will be much more child oriented than other on-line toy merchandisers which will include games and other activities for kids. Finally, we will be selling our own line of proprietary collectible toys to children to stimulate traffic on our site. However, there is no assurance that we will be able to successfully differentiate ourselves from our competition. Barriers to entry are low, therefore, our competitors which include major on-line toy merchandisers may adopt our strategies. Our inability to differentiate ourselves from our competitors may have a material adverse effect on our business.

         With the withdrawal of M.W. Kasch Company, to supply toy products to us, we are confronted with major uncertainty that we can make a similar arrangement with another toy distributor or other manufacturers. If we are not able to accomplish this, then we will change the on-line retail concept of TOYPOP to provide only our toy products and collectibles.

         We continue to intend to use a combination of off-line advertising in magazines, television, etc. and on-line advertising with e-mail campaigns, affiliate programs and the like. However, due to limited advertising resources, we run the risk that we will only be able to attract a limited number of customers to our site once again opened and thus we may have an inability to generate significant sales.

GOVERNMENT REGULATION

         We are subject to various laws and regulations relating to our business. Few laws or regulations are currently directly applicable to access to the Internet. However, because of the Internet's popularity and increasing use, new laws and regulations may be adopted. These laws and regulations may cover issues that include:

         -        user privacy;
         -        pricing;
         -        tax;
         -        content;
         -        copyrights;
         -        distribution; and
         -        characteristics and quality of products and services.

         In addition, the growth of the Internet and e-commerce, coupled with publicity regarding Internet fraud, may lead to the enactment of more stringent consumer protection laws. These laws may impose additional burdens on our business. The enactment of any additional laws or regulations may impede the growth of the Internet, which could decrease our potential revenues from electronic commerce or otherwise adversely affect our business, financial condition and operating results.

         Our ability to generate revenues from the sale of advertising on our web site depends on demonstrating to advertisers that our web site traffic is comprised of users that are attractive to these advertisers. Advertisers focus their efforts on reaching particular demographic groups, which are groups of users having common characteristics, including similar buying habits and similar income levels, or which reside in the same geographic locations. If we are not able to legally share information regarding our customers with potential advertisers, our ability to generate advertising revenues will suffer. The public is becoming increasingly concerned about issues relating to privacy on the Internet. This increased sensitivity could result in the adoption of stringent legislation that prevents or limits our ability to use personal and other data about our customers.

         Laws and regulations directly applicable to e-commerce or Internet communications are becoming more prevalent. The most recent session of Congress enacted Internet laws regarding online copyright infringement. Although not yet enacted, Congress also is considering laws regarding Internet taxation. These are all recent enactments, and there is uncertainty regarding their marketplace impact. In addition, various jurisdictions already have enacted laws that are not specifically directed to e-commerce but that could affect our business. The applicability of many of these laws to the Internet is uncertain and could expose us to substantial liability.

         Any new legislation or regulation regarding the Internet, or the application of existing laws and regulations to the Internet, could materially adversely affect us. If we were alleged to violate federal, state or foreign, civil or criminal law, even if we could successfully defend the claims, it could materially adversely affect us.

         We believe that our use of third-party material on our web site is permitted under current provisions of copyright law. However, because legal rights of certain aspects of Internet content and commerce are not clearly settled, our ability to rely upon exemptions or defenses under copyright law is uncertain.

         Several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the Federal Communications Commission in the same manner as other telecommunications services. Additionally, local telephone carriers have petitioned the Federal
Communications Commission to regulate Internet providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on these providers. If either of these petitions is granted, the costs of communicating on the Internet could increase substantially. This, in turn, could slow the growth of use of the Internet. Any legislation or regulation of this type could materially adversely affect our business, financial condition and operating results.

EMPLOYEES

         As of September 1, 2000, we employed 8 persons, all of whom are full-time employees, including three executive officers. Our employment reflects our outsourcing of manufacturing and the establishment of strategic partnerships that allows us to minimize staffing. We believe that we have good relationships with our employees. None of our employees belong to a labor union.

DESCRIPTION OF PROPERTY

         We lease approximately 2,000 square feet of space at 141 N. Main Street, Suite 207, West Bend, Wisconsin, 53095, which is currently used for our principal executive offices. The lease for the offices expires on December 31, 2001. The monthly rent for the offices is approximately $900.00.

         In addition to the above location, we also lease approximately 1,000 square feet of space at 225 Lafayette Street, Suite 301, New York, New York, which is currently used for our MRABA.COM headquarters. The lease for the office expires on December 31, 2000. The monthly rent for the office is approximately $2,200. We also lease an office at Flughafenstrasse 5264546, Morfelden-Walldorf, Germany. We pay no rent for the office in Germany. In Germany, we share an office with a business partner of Mr. Bezalel, at no cost to us.

LEGAL PROCEEDINGS

         There is no pending litigation case, only threatened litigation against the company from MHA, the company's past web site host and e-commerce provider that terminated the company's TOYPOP website and refused to provide additional e-commerce support services. This dispute involves a claim that we failed to timely pay for past services rendered. However, there is no executed written contract between the parties. Also, MHA is refusing to turn over the HTML web pages that comprise our TOYPOP web site. MHA has also asserted certain copyright infringement and trade secret misappropriation claims. No lawsuit has been filed, merely an exchange of letters between respective counsel. If necessary, and if litigation is instituted, we plan to vigorously defend and assert substantial counterclaims. The likelihood of an unfavorable outcome is impossible to assess at this time. The maximum potential loss to us is also impossible to assess at this time.

                                   MANAGEMENT

         Because we are a small company, we are currently dependent on the efforts of a limited number of management personnel. We believe that, given the development stage of our business and the large amount of responsibility being placed on each member of our management team, the loss of the services of any member of this team at the present time would harm our business. Each member of our management team supervises the operation and growth of one or more integral parts of our business.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

         The following table sets forth certain information with respect to each person who is a director or an executive officer of the Company as of September 1, 2000.

         NAME                       AGE             POSITION
         ----                       ---             --------
         Michael Porter             46   Chairman of the Board of Directors
                                         President, Chief Executive Officer

         David Bezalel              49   Chief Operating Officer, Vice President
                                         Of Marketing and Director

         Gerald Couture             54   Vice President of Finance,
                                         Director, Secretary

         Chris Powers               28   Chief Information Officer


         Shannon Kelly              30   Director

         Executive officers are elected by the Board of Directors and serve until their successors are duly elected and qualify, subject to earlier removal by the Board of Directors. Directors are elected at the annual meeting of shareholders to serve for their term and until their respective successors are duly elected and qualify, or until their earlier resignation, removal from office, or death. The remaining directors may fill any vacancy in the Board of Directors for an unexpired term. See "Board of Directors" for a discussion of the Directors' terms.

Business Experience of Executive Officers and Directors

         Michael Porter, President and Chief Executive Officer of the Company, founded the Company in 1993. From 1985 through 1993, Mr. Porter co-founded and served as President and Chief Executive Officer of Everything's a $1.00, a one-price close out variety store. During his tenure as Chief Executive Officer operations expanded from one store to sixty stores nationally. Subsequent to Everything's a $1.00's merger with Value Merchants, Inc., Mr. Porter served as Executive Vice President of the international operations. Prior to his involvement with Everything's a $1.00, Mr. Porter practiced law in the State of Virginia. He received his B.A. in Political Science from Duke University, his M.B.A. from the University of South Carolina Business School and his J.D. from the University of South Carolina Law School.

         David Bezalel, Executive Vice President, joined the Company in May 1997. In 1991, he founded and currently serves as President of Ideaforce, Inc. an international premium and incentive marketing company. Mr. Bezalel also formed Dmooyat Character Licensing in Israel in 1992, which licenses cartoon characters and entertainment characters. He founded and served as President of Lev International Promoters, Inc. from 1989 through 1991. From 1990 through 1991, Mr. Bezalel also worked for General Motors. Mr. Bezalel is a graduate of Hebrew University with a Bachelor's degree in Mass Communications and Marketing.

         Gerald Couture, Vice President of Finance, began working for the Company in March 1998. In addition to his responsibilities for the Company, Mr. Couture maintains a financial consulting practice, as Couture & Company, Inc., a firm founded in 1977, that specializes in providing consulting services to high potential companies, including services relating to public offerings, mergers and acquisitions, venture capital investing, crisis management and corporate restructurings. Prior to his consulting career, Mr. Couture worked for several years as an engineer for General Electric Company in the nuclear power field and Rohm & Haas Company in the chemical industry. He received a Bachelor of Science in Chemical Engineering from the University of Massachusetts and an MBA in Finance from Temple University, Philadelphia.

         Chris Powers, Chief Information Officer. Previously, Mr. Powers worked with Time Warner and Cable Vision respectively, developing and designing content for their broadband cable modem service. He has also consulted with large corporations in the development of their Internet presence. He has extensive background in multimedia and interactive design, working with such clients as Atlantic Records in the development of interactive press kits for Ellen Degeneres and WoodStock as well as Mapinfo Corporation. More recently, Mr. Powers played a key role in the development of a new online service called E-the people, which had articles about it in Time Magazine and Wired. He also has a degree from the State University in New York in Albany.

          Shannon Kelly, Director. Ms. Kelly was a Principal and Director of Administrative Services at Buck Consultants, a division of Mellon Bank Corporation, where her responsibilities included the Operations and Information Technology divisions, Participant Call Center, Administration, Systems Development and Support groups. Additionally, she was responsible for establishing the overall strategic direction for target market identification and business consolidation initiates. Prior to joining Mellon Bank Corporation, she was Vice President of Retirement Operations and Services for Fidelity
Investments in Boston. She also held various senior management positions at Prudential Securities and Prudential Mutual Fund Services. Kelly has an MBA degree in Finance from Fairleigh Dickinson University and BA degrees in English and Communications from Rutgers College. In addition, she holds both Series 6 Securities and real estate licenses.

Board of Directors

         The Company's Bylaws fix the size of the Board of Directors at no fewer than one and no more than seven members, to be elected annually by a plurality of the votes cast by the holders of Common Stock, and to serve until the next annual meeting of stockholders and until their successors have been elected or until their earlier resignation or removal. Currently, there are three (3) directors who were elected on April 20, 1999. One Director was elected September 5, 2000.


Director Compensation

         A director who is an employee of the Company receives no additional compensation for services as director or for attendance at or participation in meetings except reimbursement of out-of-pocket expenses and options. Outside directors will be reimbursed for out-of-pocket expenditures incurred in attending or otherwise participating in meetings and may be issued stock options for serving as a director. The Company has no other arrangements regarding compensation for services as a director.

         A person is deemed to beneficially own voting securities that can be acquired by that person within 60 days from the date of this prospectus upon the exercise of options. Each beneficial owner's percentage ownership is determined by assuming that the options held by that person, but not those held by any other person, and which are exercisable within 60 days of the date of this prospectus have been exercised. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

         Because our president and chairman of the board, Michael Porter, and or vice president, David Bezalel, will together continue to control ALOTTAFUN after the offering, your ability as a stockholder to influence the management of ALOTTAFUN will be extremely limited. Messrs Porter and Bezalel through their beneficially ownership and the control afforded by the preferred stock issue can cast approximately 51,431,000 votes in all shareholder matters prior to this offering, and can similarly cast 51,431,000 votes or equivalent to 79% of the total votes that can be cast by the common stock holders and the preferred shareholders upon completion of this offering. They will continue to be in a position to significantly influence any matter put to a vote of our stockholders, including with respect to the election of our directors.

EXECUTIVE COMPENSATION

         The following table shows the compensation paid or accrued by the Company for the year ended December 30, 1999, to or for the account of the Chief Executive Officer. No other executive officer of the Company received an annual salary and bonus in excess of $100,000 or more during the stated period. Accordingly, the summary compensation table does not include compensation of other executive officers.

SUMMARY COMPENSATION TABLE


                                    Annual Compensation                Long-Term Compensation Awards

                                                                   Restricted
                                                   Other Annual    Stock        Options/   LTIP       All Other
Name & Principal               Salary     Bonus    Compensation    Award(s)     SARs       Payouts    Compensation
Position              Year      ($)        ($)          ($)           ($)         (#)         ($)          ($)
-------------------- ------- ---------- --------- --------------- ----------- ----------- ----------- ---------------


                     1999     75,000       --           --            --          --          --            --
Michael Porter
President, CEO       1998     89,561       --           --            --          --          --            --

                     1997     74,371       --           --            --          --          --            --


------------------------

          (1) Excludes options to acquire up to 2,500,000 shares at $.15 per share issued to Mr. Porter in January 1999. See "Certain Relationships and Related Transactions."

Employment and Other Agreements

         In January 1999, the Company entered into written employment agreements with Michael Porter and David Bezalel. Each employment agreement has a term of five (5) years. Each employment agreement has annual base compensation beginning at $75,000 annually starting May 31, 1999 and increasing $10,000 per year to annual compensation of $115,000 for 2004.

         Each executive has the right, at his election, to receive compensation in the form of the Company's restricted common stock valued at 50% of the closing bid price as such stock as of the date of executive's election. Each executive is entitled to bonuses as approved by the Company's Board of Directors and reimbursement for ordinary and necessary business expenses.

         Upon execution of each agreement, each executive was granted non-qualified stock options to purchase 2,500,000 shares of the Company's Common Stock at an exercise price of $.15 per share. These options were immediately exercisable, contain a cashless exercise provision, and have an exercise period of ten (10) years. Each executive's employment agreement provides for an automobile allowance of $800 per month.

         In January 1999, the Company also entered into a written employment agreement with Gerald Couture. This employment agreement has a term of five (5) years and has an annual base compensation of $60,000 for 480 hours of employment per year. As consideration for this employment agreement, Mr. Couture received an option to purchase 500,000 shares of the Company's common stock over a ten-year period at $0.15 per share. These options may be immediately exercisable and contain a cash-less exercise provision.

         During the term of these employment agreements, each executive agrees not to compete in the Collectible Toy business. The agreements provide for severance payments equal to 299% of the annual base compensation then due under each agreement in the event there is a "change of control" of the Company, as defined in the agreement, and the executive is subsequently terminated without cause.

Incentive Stock Option Plan

         The Company has in effect a stock option plan, which authorizes the grant of incentive stock options under Section 422 of the Internal Revenue Code (the "Plan"). The Plan was adopted in January, 1999. A total of 10,000,000 shares have been reserved for issuance under the Plan. As of September 1, 2000, 5.575,000 options to purchase a total of 5,575,000 shares at $.15 a share were issued and outstanding under the Plan.

         The Plan provides that (a) the exercise price of options granted under the Plan shall not be less than the fair market value of the shares on the date on which the option is granted unless an employee, immediately before the grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiaries, whereupon the exercise price shall be at least 10% of the fair market value of the shares on the date on which the option is granted; (b) the term of the option may not exceed ten years and may not exceed five years if the employee owns more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiaries immediately before the grant; (c) the shares of stock may not be disposed of for a period of two years from the date of grant of the option and for a period of one year after the transfer of such shares to the employee; and (d) at all time from the date of grant of the option and ending on the date three months before the date of the exercise, the employee shall be employed by Company, or a subsidiary of the Company, unless employment is terminated because of disability, in which cased such disabled employee shall be employed from date of grant to a year preceding the date of exercise, or unless such employment is terminated due to death.

INDEMNIFICATION

         Our by-laws include provisions permitted under Delaware law by which our officers and directors are to be indemnified against various liabilities. These provisions of the by-laws have no effect on any director's liability under federal securities laws or the availability of equitable remedies, including injunction or rescission, for breach of fiduciary duty. We believe that these provisions will facilitate our ability to continue to attract and retain qualified individuals to serve as our directors and officers.

         With respect to indemnification for liabilities arising under the Securities Act of 1933 we have been advised that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Securities Act and is unenforceable.

                              CERTAIN TRANSACTIONS

INVESTMENT AGREEMENT OVERVIEW

         On June 4, 1999, we entered into an Investment Agreement with Swartz Private Equity, LLC. ("Swartz"). The Investment Agreement entitles us to issue and sell our common stock for up to an aggregate of $20 million from time to time during a three-year period through June 3, 2002 subject to certain conditions. This is also referred to as a put right. The Common Stock will be registered for resale in a Form S-1 registration statement to be filed in the near future. There are no provisions in this investment agreement requiring Swartz to vote shares for or support current management in corporate governance matters.

         The terms of the Amended Investment Agreement allow Alottafun! to deliver Put Notices to the investor, at times and amounts determined by us, requiring the Investor to purchase the specified number of shares, subject to maximum dollar amounts and subject to limitations based upon our trading volumes. There is no limit on the price of the shares provided that we, in our sole discretion, may specify a minimum price for each Put. The price of such Put is dependent upon the closing price of our common stock. We determine when and in what amount funding will occur. The Company's discretion to determine both the timing of the funding and the amount of funding avoids the conditions that exist with so-called "toxic' or death spiral convertible stock issues. The registration statement, once prepared, will include the resale of the common stock issuable upon exercise of the warrants. The warrants will have an exercise price that resets based upon future market prices at fixed times outside of the Investor's control. There are no conditions within the control of Swartz, or which Swartz can cause to not be satisfied. There is a limit such that the amount of a single Put cannot exceed 9.9% of our market cap, but no limit on ownership percentage. We do not expect to benefit from this funding until the third calendar quarter of 2000.

PUT RIGHTS

         In order to invoke a put right, we must have an effective registration statement on file with the Securities and Exchange Commission registering the resale of the common shares which may be issued as a consequence of the invocation of that put right. Additionally, we must give at least ten but not more than twenty business days advance notice to Swartz of the date on which we intend to exercise a particular put right and we must indicate the number of shares of common stock we intend to sell to Swartz. At our option, we may also designate a maximum dollar amount of common stock (not to exceed $2 million) which we will sell to Swartz during the put and/or a minimum purchase price per common share at which Swartz may purchase shares during the put. The number of common shares sold to Swartz may not exceed 15% of the aggregate daily reported trading volume during a period which begins on the business day immediately following the day we invoked the put right and ends on and includes the day which is twenty business days after the date we invoked the put right. For each common share, Swartz will pay us the lesser of (i) the market price for such put, minus $.10 or (ii) 91% of the market price for the put, with that percentage determined by the market price in effect on the date we inform Swartz of the put(see table A). Market price is defined as the closing bid price for our common stock on Alottafun!'s principal market However, the market price may not be less than the designated minimum per share price, if any, that we indicated in our notice. If there were no shares traded during the applicable Pricing Period, no shares could be Put, and there would be no need to determine a market price for that Pricing Period.

Table A

         Examples of Swartz Common Stock Underwriting at Various Market Prices and examples of the corresponding percentage of total shares of Swartz ownership as of December 31, 1999.


                                             Common Stock Market Price

                      $.50(1)  %    $1.00(1)   %   $1.11(2)    %   $2.00(3)    % $5.00(3)    %
-------------------------------------------------------------------------------------------------------------------
Dollars Converted

$5,000,000        12,500,000  59%  5,555,555  40%  4,950,495  37%  2,747,253  25% 1,098,901  12%

$10,000,000       25,000,000  74% 11,111,111  57%  9,900,990  54%  5,494,505  40% 2,197,802  21%

$20,000,000       50,000,000  86% 22,222,222  73% 19,801,980  70% 10,989,011  57% 4,395,604  35%


(1) Conversion at market price less $.10 per share (the contracted minimum discount to market price)
(2) Price at which conversion at market price less $.10 per share changes to 91% of market price
(3)  Conversion  at 91% of market price


WARRANTS

         In partial consideration of the equity line commitment, we issued and delivered to Subscriber or its designated assignee warrants to purchase a total of 450,000 shares of Common Stock. Swartz is the sole subscriber. Each Commitment Warrant shall be exercisable at a price, which shall initially equal $1.00625. Within five business days after the end of each purchase period, we are required to issued and deliver to Swartz a warrant to purchase a number of shares of common stock equal to 15% of the common shares issued to Swartz in the applicable put. Each warrant will be exercisable at a price which will initially equal 110% of the market price on the last day of the applicable purchase period. The exercise price of the warrants resets based upon the market price at fixed times outside of the Investor's control.

LIMITATIONS AND CONDITIONS PRECEDENT TO OUR PUT RIGHTS

         Swartz is not required to acquire and pay for any common shares with respect to any particular put for which: we have announced or implemented a stock split or combination of our stock; we have paid a common stock dividend; we have made a distribution of our common stock or of all or any portion of our assets between the put notice date and the date the particular put closes; or we have consummated a major transaction (including a transaction, which constitutes a change of control) between the advance put notice date and the date the particular put closes.

         "Major Transaction" shall mean and shall be deemed to have occurred at such time upon any of the following events:

          (i) a consolidation, merger or other business combination or event or transaction following which the holders of our Common Stock immediately preceding such consolidation, merger, combination or event either (i) no longer hold a majority of the shares of our Common Stock or (ii) no longer have the ability to elect the board of directors (a "Change of Control"); provided, however, that if the other entity involved in such consolidation, merger, combination or event is a publicly traded company with "Substantially Similar Trading Characteristics" (as defined below) as we and the holders of our Common Stock are to receive solely Common Stock or no consideration (if we are the surviving entity) or solely common stock of such other entity (if such other entity is the surviving entity), such transaction shall not be deemed to be a Major Transaction (provided the surviving entity, if other than us, shall have agreed to assume all obligations under this Agreement and the Registration Rights Agreement). For purposes hereof, an entity shall have Substantially Similar Trading Characteristics as ours if the average daily dollar trading volume of the common stock of such entity is equal to or in excess of $200,000 for the 90th through the 31st day prior to the public announcement of such transaction;

          (ii) the sale or transfer of all or substantially all of our assets that includes both tangible and intangible assets that allow us to operate most profitably; or

          (iii)a purchase, tender or exchange offer made to the holders of outstanding shares of Common Stock, such that following such purchase, tender or exchange offer a Change of Control shall have occurred.

         Swartz is irrevocably committed to purchase and is not entitled to make any further investment decision with regard to the $20 million.

SHORT SALES

         Swartz and its affiliates are prohibited from engaging in short sales of our common stock unless they have received a put notice and the amount of shares involved in a short sale does not exceed the number of shares specified in the put notice. Swartz is allowed only to sell the number of shares that have been put to Swartz, after the Put Date that such shares are put to Swartz. Such a sale could be a short sale (technically defined as a "short exempt" sale). The potential profits from short exempt sales is equal to the Investor's sales price, whatever that may be when the Investor elects to sell a portion of the Put Shares, less the Put Share Price (as defined in the Investment Agreement) for those shares The potential effect on the market price is minimized due to the fact that the amount put is limited to 15% of the trading volume over the Pricing Period.

CANCELLATION OF PUTS

         We must cancel a particular put between the date of the advance put notice and the last day of the pricing period if we discover an undisclosed material fact relevant to Swartz's investment decision, the registration statement registering re-sales of the common shares becomes ineffective, or shares are delisted from the then primary exchange. However, anytime a Put Cancellation Notice is delivered to Investor after the Put Date, the Put shall remain effective with respect to a number of Put Shares, which shall equal the lesser of (i) 15% of the sum of the daily reported trading volume in the outstanding Common Stock on the Company's Principal Market during each Evaluation Day of the Truncated Pricing Period, (ii) the number of Put Shares which, when multiplied by their respective Put Share Prices, equals the Maximum Put Dollar Amount, and (iii) 9.9% of the total amount of the Company's Common Stock that would be outstanding upon completion of the Put. As prerequisite to a Put, our Common Stock shall be listed for and actively trading on the OTC Bulletin Board, the NASDAQ Small Cap Market, the NASDAQ National Market or the New York Stock Exchange.

TERMINATION OF INVESTMENT AGREEMENT

         We may also terminate our right to initiate further puts or terminate the Investment Agreement by providing Swartz with notice of such intention to terminate; however, any such termination will not affect any other rights or obligations we have concerning the Investment Agreement or any related agreement.

RESTRICTIVE COVENANTS

         During the term of the investment agreement and for a period of one year thereafter, we are prohibited from certain transactions. These include the issuance of any debt or equity securities in a private transaction which are convertible or exercisable into shares of common stock at a price based on the trading price of the common stock at any time after the initial issuance of such securities or with a fixed conversion or exercise price subject to adjustment. We are also prohibited from entering into any private equity line type agreements similar to the investment agreement without obtaining Swartz's prior written approval.

RIGHT OF FIRST REFUSAL

         Swartz has a right of first refusal to purchase any variable priced securities offered by us in any private transaction that closes on or prior to six months after the termination of the investment agreement.

SWARTZ'S RIGHT OF INDEMNIFICATION

         We are obligated to indemnify Swartz (including their stockholders, officers, directors, employees and agents) from all liability and losses resulting from any misrepresentations or breaches we made in connection with the investment agreement, our registration rights agreement, other related agreements, or the registration statement.

         SUSPENSION OF THE COMPANY'S OBLIGATIONS UNDER SWARTZ AGREEMENT

         On February 7, 2000, we entered into an Agreement of Waiver with Swartz, which provides that Alottafun! may suspend and/or terminate the equity line without accruing a semi-annual non-usage fee or termination fee provided that Swartz retain its 450,000 commitment warrants. In addition, if we do not reinstate the equity line and file a registration statement covering the shares to be issued under the equity line on or before February 6, 2001, then we have agreed to pay Swartz 220,000 shares of our common stock, with piggyback registration rights, or $200,000 at Swartz' option. All other terms of the Investment Agreement remain unchanged. :

PRINCIPAL SECURITY HOLDERS

         The following table sets forth certain information with respect to the beneficial ownership known to Company of shares of Company Common Stock owned as of May 1, 2000 beneficially by (i) each person who beneficially owns more than 5% of the outstanding Company Common Stock, (ii) each director of the Company,
(iii) the Officers of the Company, and (iv) directors and executive officers of the Company as a group:

Name of Beneficial  Amount and Nature
Owner (3)             of Beneficial                        Percent of Class(2)
                       Ownership                          Common(5)  Preferred
                         (1)                    (6)
                       Common                Preferred
------------------ ------------------ ------------------  --------- ----------
Michael Porter(4)(7)    3,431,407          1,000,000        26.6        50
David Bezalel (7)       2,500,000          1,000,000        19.4        50
Gerald Couture(8)         640,000                 --         5.0        --
Shannon Kelly                  --                 --          --        --
                   ------------------ ------------------  --------- ----------

All directors and
executive officers     6,571,407           2,000,000        51.0       100
as a group (4 persons)

(1)  Represents sole voting and investment power unless otherwise indicated.

(2) Based on approximately 11,121,104 shares of Company Common Stock outstanding as of May 1, 2000 plus, as to each person listed, that portion of the unissued shares of Company Common Stock subject to outstanding options which may be exercised by such person, and as to all directors and executive officers as a group, unissued shares of Company Common Stock as to which the members of such group have the right to acquire beneficial ownership upon the exercise of stock options within the next 60 days.

(3)  The address of each individual is in care of the Company.

(4) May be deemed to be a "founder" of the Company for the purpose of the Securities Act.

(5) Excludes 10,000,000 shares reserved for issuance under the Company's Stock Option Plan. See "Executive Compensation - Stock Option Plan".

(6) Each share of Preferred Stock has the power to cast twenty- five (25) votes per share on any matters submitted for vote or action by Common Stock holders. Each share of Preferred Stock is convertible into 10 shares of Common Stock. Accordingly, Mr. Porter and Mr. Bezalel control the management and affairs of the Company. See "Certain Relationships and Related Transactions" and "Description of Securities".

(7) Includes options to acquire 2,500,000 share of Common Stock at $.15 per share. See "Executive Compensation - Employment Agreements".

(8) Includes options to acquire 500,000 share of Common Stock at $.15 per share. See "Executive Compensation - Employment Agreements".

POTENTIAL CONFLICTS OF INTEREST

         It is our policy that future transactions with affiliates, if any, will be on terms no less favorable to us than we could have obtained from third-party businesses.

                               SELLING SHARHOLDERS

         Except as otherwise indicated, the following table sets forth certain information regarding the beneficial ownership of our common stock as of September 7, 2000 by the shareholders of the Company who are offering securities pursuant to this prospectus. Beneficial ownership includes shares for which an individual, directly or indirectly, has or shares, voting or investment power or both. All of the listed persons have sole voting and investment power over the shares listed opposite their names unless otherwise indicated in the notes below. None of the Selling Shareholders has been an officer, or held any other material relationship with Alottafun or its affiliates or predecessors within the last three years. We will receive no proceeds from the sale of these shares.

                                   Number of      % of shares
              Name               shares offered   Outstanding

Ying Hu (1)                                4,000          0.0003
Chuen Lee (1)                             10,000          0.0008
Sudapen Palanchai (1)                      1,000          0.0001
Albert Woon (1)                            4,000          0.0003
Yulia Hundjaja (1)                         4,000          0.0003
Michael Hung (1)                           1,000          0.0001
James Ward (2)                            10,000          0.0008
Dave Conant (2)                            3,000          0.0002
Tim Brown (2)                                700          0.0001
Yigal Manusewitz F.Trust (1)              89,600          0.0070
Kash Pashakhan (2)                       250,000          0.0194
News USA (2)                             100,000          0.0078
DLM Enterprise (1)                       200,000          0.0155
Craig Kaufman (2)                         20,000          0.0016
Paul Clemente (2)                         28,350          0.0022
Gerald Gallichio (2)                      25,000          0.0019
Michele Carew (2)                        103,400          0.0080
Evermore Entertainment (2)               150,000          0.0117
Pirooz Kamali (1)                         60,000          0.0047
Vivien Shane (1)                         140,000          0.0109
Kim Aretowicz (2)                         50,000          0.0039
Sal Rafeail (1)                          542,000          0.0421
Arthur Frawley (3)                       100,000          0.0078
Jacob Perl (1)                           150,000          0.0117
Hovie Forman (1)                          40,000          0.0031
John Chianello (1)                        10,000          0.0008
Tamer Youssef (1)                         40,000          0.0031
Peter Lulgjuraj (1)                      100,000          0.0078
I.R. International Consul. (2)           212,000          0.0165
Iken Communications (2)                   18,000          0.0014
Jeff Hull (1)                            300,000          0.0233
Norman Sugarman (1)                       30,000          0.0023
James Hohrine (1)                         25,000          0.0019
Renee Winkler (2)                         40,000          0.0031
Michael Cronin (2)                        75,000          0.0058
Couture & Company, Inc. (2)              140,000          0.0109
Giosappo's Corporation (2)                25,000          0.0019
Scott Moore (1) & (2)                    180,000          0.0140
Cake E Tours (2)                         200,000          0.0155

Joseph Lobosco (1)                        33,333          0.0026
Eric Goldstein (2)                       125,000          0.0097
Bruce Lipshutz (2)                       100,000          0.0078
Herman Heinlein (2)                      100,000          0.0078
Hornblower & Weeks (2)                   200,000          0.0155
ivolving Inc. (2)                         50,000          0.0039
CDF Investor Relations (2)                90,000          0.0070
Stephen Happas (2)                       800,000          0.0622
Robert Vivari (2)                         11,000          0.0009
John & Theresa Debitetto (2)              11,000          0.0009

                          Total:       5,001,383
                          -----        ---------


          (1) Represents shares sold by the Company between July, 1999 and September 7, 2000 at prices ranging from $.25 to $.50.
                                                        ----     ----
          (2)  Represents  shares  issued in exchange for  services.
          (3)  Shares issued in connection with purchase of Faction, Inc.

                            DESCRIPTION OF SECURITIES

GENERAL

         Our authorized capital stock consists of 50,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.0001 par value per share. Upon consummation of this offering, there will be 12,905,294 shares of common stock and 2,000,000 shares of preferred stock outstanding.

COMMON STOCK

         The authorized capital stock consists of 50,000,000 shares of common stock, $.01 par value ("Common Stock"), and 5,000,000 of preferred stock, $.0001 par value ("Preferred Stock"), issuable in series. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our Certificate of Incorporation and Bylaws, which are included as exhibits to this registration statement and by the provisions of applicable Delaware law.

         As of June 30, 2000, there were 12,141,887 shares of Common Stock outstanding, held of record by approximately 200 stockholders. In addition, as of June 30 2000, there were 5,575,000 shares of Common Stock subject to outstanding options.

         The holders of Common Stock are entitled to one vote per share for the selection of directors and all other purposes and do not have cumulative voting rights. However, Mr. Porter and Mr. Bezalel, through their holdings of the voting Preferred Stock, control the affairs of the Company, including the election of directors. The holders of Common Stock are entitled to receive dividends when, as, and if declared by the Board of Directors, and in the event of the liquidation by the Company, to receive pro-rata, all assets remaining after payment of debts and expenses and liquidation of the preferred stock. Holders of the Common Stock do not have any pre-emptive or other rights to subscribe for or purchase additional shares of capital stock, no conversion rights, redemption, or sinking-fund provisions. In the event of dissolution, whether voluntary or involuntary, of the Company, each share of the Common Stock is entitled to share ratably in the assets available for distribution to holders of the equity securities after satisfaction of all liabilities. All the outstanding shares of Common Stock are fully paid and non-assessable.

        The transfer agent for the Company is Manhattan Transfer Registrar Company of Lake Ronkonkoma, New York.

PREFERRED STOCK

         The Board of Directors of the Company (without further action by the shareholders), has the option to issue from time to time authorized un-issued shares of Preferred Stock and determine the terms, limitations, residual rights, and preferences of such shares. The Company has the authority to issue up to 5,000,000 shares of Preferred Stock pursuant to action by its Board of Directors. As of the date of this registration statement, the Company has outstanding 2,000,000 shares of Series A Preferred Stock. One million of these shares are held by Mr. Porter and the other one million are held by Mr. Bezalel. Each share of the Series A Preferred Stock has the right to cast 25 votes per share on each and any matter on which the Common Stock is entitled to vote. Accordingly, Mr. Porter and Mr. Bezalel are able to control the affairs and operations of the Company including, but not limited to, election of directors, sale of assets or other business opportunities. The Series A Preferred Stock has no dividend rights, redemption provisions, sinking fund provisions or preemptive rights. However, the Series A Preferred Stock holders have the right to convert each share of Series A Preferred Stock into ten (10) shares of the Company's Common Stock based upon the following targets. Each one-half (1/2) share of Series A Preferred Stock is convertible into five (5) shares of Common Stock at such time as the Corporation generates $5,000,000 of annual revenues in any twelve month period. Each remaining one half (1/2) share of Series A Preferred Stock is convertible into an additional five (5) shares of Common Stock at such time as the Corporation generates $10,000,000 in annual revenues in any twelve month period.

         In the future, the Board of Directors of the Company has the authority to issue additional shares of Preferred Stock in series with rights, designations and preferences as determined by the Board of Directors. When any shares of Preferred Stock are issued, certain rights of the holders of Preferred Stock may affect the rights of the holders of Common Stock. The authority of the Board of Directors to issue shares of Preferred Stock with characteristics which it determines (such as preferential voting, conversion, redemption and liquidation rights) may have a deterrent effect on persons who might wish to take a takeover bid to purchase shares of the Company at a price, which might be attractive to its shareholders. However, the Board of Directors must fulfill its fiduciary obligation of the Company and its shareholders in evaluating an takeover bid.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

         The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except as limited by Delaware law. The Company's Bylaws provide that the Company shall indemnify to the full extent authorized by law each of its directors and officers against expenses incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

         Insofar as indemnification for liabilities may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, or the Securities Act of 1934, (collectively, the "Acts") as amended, it is the position of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Acts and are therefore, unenforceable.

DELAWARE ANTI-TAKEOVER LAW AND OUR CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

         Provisions of Delaware law and our Certificate of Incorporation and Bylaws could make more difficult our acquisition by a third party and the removal of our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging such proposals because, among other things, negotiation could result in an improvement of their terms.

         We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

          - the Board of Directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

          - upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

          - on or subsequent to such date the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders.

         A "business combination" generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of the corporation's voting stock.

DIVIDENDS

         The Company has not paid any cash dividends on its common or preferred stock and does not anticipate paying any such cash dividends in the foreseeable future. Earnings, if any, will be retained to finance future growth. The Company may issue shares of its common stock and preferred stock in private or public offerings to obtain financing, capital or to acquire other businesses that can improve the performance and growth of the Company. Issuance and or sales of substantial amounts of common stock could adversely affect prevailing market prices in the common stock of the Company.

TRANFER AGENT

        The transfer agent for the Company is Manhattan Transfer Registrar Company of Lake Ronkonkoma, New York.

                                  MARKET VALUE

         Our Common Stock is listed and traded on NASDAQ OTC Bulletin Board under the symbol ALFN. The transfer agent and registrar for the Common Stock. The following table sets forth for the periods indicated the high and low sale prices for shares of the Common Stock as reported on the OTC. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.


                                                     Sales Price (1)
                                                     ---------------
                                            High                       Low

                   1997
         Fourth Quarter                    5 1/8                      1 5/16
         Third Quarter                     5                          1 7/8

                  1998
         Fourth Quarter                    1 1/2                      5/32
         Third Quarter                     2 1/16                     7/8
         Second Quarter                    2 5/8                      9/16
         First Quarter                     3                          1

                  1999
         First Quarter                     3 1/4                      1/8
         Second Quarter                    1 3/4                      13/16
         Third Quarter                     1 3/4                      5/8
         Four Quarter

                 2000
         First Quarter                     1 3/16                     17/32
         Second Quarter                    1 3/32                     11/32

          (1) Our Common Stock began trading on approximately March 11, 1997. There is no trading market for our warrants.

                         SHARES ELIGIBLE FOR FUTURE SALE

         As of the date of this Prospectus, the Company had outstanding 12,905,294 shares of its Common Stock. Of this amount, 5,001,383 shares of Common Stock are being registered on behalf of the Selling Shareholders. Of these shares, the 5,001,383 shares of Common Stock sold in this offering will be freely tradable without restriction or limitation under the Securities Act, except for any shares purchased by "Affiliates" or persons acting as "Underwriters" as these terms are defined under the Securities Act.

         The 7,903,911 shares of Common Stock held by existing shareholders are "Restricted" within the meaning of Rule 144 adopted under the Securities Act (the "Restricted Shares"), and may not be sold unless they are registered under the Securities Act or sold pursuant to an exemption from registration, such as the exemptions provided by Rule 144 and Rule 701 promulgated under the Securities Act. The Restricted Shares were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act and may only be sold in accordance with the provisions of Rule 144 or Rule 701 of the Securities Act.

         In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, any person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for a period of at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

         (1)      1% of the then-outstanding shares of common stock; and

         (2) the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of such sale on Form 144 is filed with the Securities and Exchange Commission.

         Sales under Rule 144 are also subject to provisions relating to notice and manner of sale and the availability of current public information about us. In addition, a person (or persons whose shares are aggregated) who has not been an affiliate of us at any time during the 90 days immediately preceding a sale, and who has beneficially owned the shares for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above. While the foregoing discussion is intended to summarize the material provisions of Rule 144, it may not describe all of the applicable provisions of Rule 144, and, accordingly, you are encouraged to consult the full text of that Rule.

         In addition, our employees, directors, officers, advisors or consultants who were issued shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144, and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this prospectus.

         The possibility of future sales by existing stockholders under Rule 144 or otherwise including the sale of 5,001,383 shares registered under the Securities Act pursuant to this prospectus, will, in the future, have a depressive effect on the market price of our Common Stock, and such sales, if substantial might also adversely affect the Company's ability to raise additional capital. See "Description of Securities" and "Plan of Distribution."

                              PLAN OF DISTRIBUTION

         Alottafun is registering the shares on behalf of the selling shareholders. Selling shareholders include donees and pledgees selling shares received from a named selling shareholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by Alottafun. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholders.

         Sales of shares may be effected by selling shareholders from time to time in one or more types of transactions (which may include block transactions) on Nasdaq, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers.

         The selling shareholders have advised Alottafun that they have not entered into any agreements, understandings or arrangements with any underwriters or brokers-dealers regarding the sale of their securities. In addition, there is not an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

         The selling shareholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both. The compensation paid as to a particular broker-dealer might be in excess of customary commissions.

         The selling shareholders and any broker-dealers that act in connection with the sale of shares might be deemed to be underwriters within the meaning of
Section 2(11) of the Securities Act. And, any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

         Because selling shareholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. Alottafun has informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

         Upon Alottafun being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act. The supplement shall disclose (1) the name of each such selling shareholder and of the participating broker-dealer(s), (2) the number of shares involved, (3) the price at which such shares were sold, (4) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (5) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (6) other facts material to the transaction. In addition, upon Alottafun being notified by a selling shareholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

                       WHERE YOU CAN FIND MORE INFORMATION

         We will continue to file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings will be available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. These documents are also available at the public reference rooms at the SEC's regional offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

         We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the SEC. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all of the information included in the registration statement. For further information about us and our common stock, you may refer to the registration statement and its exhibits and schedules. You can review and copy these documents at the public reference facilities maintained by the SEC or on the SEC's web site as described above.

         This prospectus may contain summaries of contracts or other documents. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement.

                                  LEGAL MATTERS

         Legal matters in connection with this offering are being passed upon by the law firm of Johnson, Blakely, Pope, Bokor, Ruppel & Burns, P.A. Michael T. Cronin, a partner in this law firm, currently owns 32,500 shares and has agreed to accept an additional 42,500 shares for legal services performed in connection with this registration statement and other general corporate matters.

                                     EXPERTS

         The financial statements included in this prospectus and in the registration statement have been audited by Pender Newkirk and Company, independent certified public accountants, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report, given upon the authority of Pender Newkirk and Company, as experts in auditing and accounting. This report contains an explanatory paragraph indicating substantial doubt about our ability to continue as a going concern.

                                Alottafun!, Inc.

                              Financial Statements

                     Years Ended December 31, 1999 and 1998










                                    Contents



Independent Auditors' Report on Financial Statements.......................F-1

Financial Statements:

    Balance Sheet..........................................................F-2
    Statements of Operations...............................................F-3
    Statements of Changes in Stockholders' Deficit...................F-4 - F-5
    Statements of Cash Flows.........................................F-6 - F-7
    Notes to Financial Statements...................................F-8 - F-19
    Index to Stub Period..................................................F-20

                          Independent Auditors' Report



Board of Directors
Alottafun!, Inc.
West Bend, Wisconsin


We have audited the accompanying balance sheet of Alottafun!, Inc., hereinafter referred to as the Company, as of December 31, 1999 and the related statements of operations, changes in stockholders' deficit, and cash flows for the years ended December 31, 1999 and 1998. These financial statements are the responsibility of the management of the Company. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1999 and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully discussed in Note 2 to the financial statements, the Company has sustained substantial losses since inception that total approximately $4,700,000 and has used cash in operations of approximately $687,000 and $418,700 for the years ended December 31, 1999 and 1998. respectively. The Company also has a negative working capital of $558,000 at December 31, 1999, negative tangible net worth of approximately $455,000 at December 31, 1999, and is currently in default on approximately $81,000 of notes payables. Additionally, the Company has not had significant revenues over the past two years. These issues raise substantial doubt about the Company's ability to continue as a going concern. Realization of the Company's assets is dependent upon the Company's ability to raise additional capital, as well as generate revenues sufficient to result in future profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ Pender Newkirk & Company, CPAs
------------------------------------
Certified Public Accountants
Tampa, Florida
March 31, 2000

                                Alottafun!, Inc.

                                  Balance Sheet

                                December 31, 1999





Assets
Current assets:
    Cash                                                                                            $         5,310
    Accounts receivable                                                                                       2,685
                                                                                                    ---------------
Total current assets                                                                                          7,995

Property and equipment, net of  accumulated depreciation                                                    102,397

Other assets, trademark, net of accumulated amortization                                                      3,043
                                                                                                    ---------------

                                                                                                    $       113,435
                                                                                                    ===============


Liabilities and Stockholders' Deficit Current liabilities:
    Current maturities of long-term debt                                                            $       132,691
    Accounts payable                                                                                        325,128
    Accrued expenses                                                                                        108,384
                                                                                                    ---------------
Total current liabilities                                                                                   566,203

Stockholders' deficit:
    Preferred stock; par value of $.0001 per share; 5,000,000
        shares authorized; 2,000,000 shares issued and outstanding                                              200
    Common stock; par value of $.01 per share; 50,000,000
        shares authorized; 9,034,104 shares issued and
        outstanding                                                                                          90,341
    Additional paid-in capital                                                                            4,750,988
    Accumulated deficit                                                                                  (4,715,397)
                                                                                                    ---------------
                                                                                                            126,132
    Deferred financing costs                                                                               (455,400)
    Stock subscription receivable                                                                          (123,500)
Total stockholders' deficit                                                                                (452,768)

                                                                                                    $       113,435
                                                                                                    ===============





Read independent auditors' report. The accompanying notes are an integral part of the financial statements.

                                Alottafun!, Inc.

                            Statements of Operations





                                                                                       Year Ended December 31,
                                                                                 ----------------------------------
                                                                                       1999               1998
                                                                                 ----------------------------------

Sales, net of allowance and discounts                                            $       128,844     $       37,429

Cost of sales                                                                             98,669             28,543
                                                                                 ----------------------------------

Gross profit                                                                              30,175              8,886
                                                                                 ----------------------------------

Operating expenses:
    Selling                                                                              204,809             66,886
    General and administrative                                                         1,073,971            387,241
    Depreciation and amortization                                                         51,801             13,976
                                                                                 ----------------------------------
                                                                                       1,330,581            468,103
                                                                                 ----------------------------------

Loss from operations                                                                  (1,300,406)          (459,217)
                                                                                 ----------------------------------

Other expenses:
    Net realized loss on sale of securities, trading                                    (161,128)           (35,507)
    Net unrealized loss on trading securities                                           (110,558)
    Interest expense                                                                    (253,187)          (294,896)
    Other expense                                                                        (18,897)
                                                                                 ----------------------------------
Total other expenses                                                                    (543,770)          (330,403)
                                                                                 ----------------------------------

Net loss before extraordinary gain                                                    (1,844,176)          (789,620)

Extraordinary gain on forgiveness of debt                                                 28,018
                                                                                 ----------------------------------

Net loss                                                                         $    (1,816,158)    $     (789,620)
                                                                                 ==================================

Loss per common share:
    Loss before extraordinary gain                                                         $(.24)             $(.31)
    Extraordinary gain                                                                       .01
                                                                                 ----------------------------------
Net loss per common share                                                                  $(.23)             $(.31)
                                                                                 ==================================





Read independent auditors' report. The accompanying notes are an integral part of the financial statements.

                                Alottafun!, Inc.

                 Statements of Changes in Stockholders' Deficit

                     Years Ended December 31, 1999 and 1998




                                                               Preferred Stock                  Common Stock
                                                          ----------------------          -------------------------
                                                                         $.0001                              $.01
                                                          Shares            Par           Shares              Par
                                                          Issued           Value          Issued             Value
                                                          ----------------------          -------------------------

Balance, December 31, 1997                                                                2,128,343      $   21,283

Acquisition of treasury stock

Issuance of common stock for
    services                                                                                237,700           2,377

Conversion of debt to equity
    by creditors                                                                             27,500             275

Issuance of common stock for cash                                                           730,900           7,309

Intrinsic value of convertible feature
    of debentures with detachable
    warrants

Issuance of common stock for
    conversion of debentures                                                                269,590           2,696

Exercise of detachable warrants                                                             411,000           4,110

Conversion of mandatorily
    redeemable equity instruments                                                             3,000              30

Net loss for year

                                                                                          -------------------------
Balance, December 31, 1998                                                                3,808,033          38,080



Read independent auditors' report. The accompanying notes are an integral part of the consolidated financial statements.



Additional                                                      Stock                Deferred
  Paid-In             Accumulated            Treasury       Subscription             Financing
  Capital               Deficit               Stock           Receivable               Costs                Total
---------------------------------------------------------------------------------------------------------------------
$    1,980,405     $     (2,109,619)     $     (61,133)                                              $     (169,064)

                                                (6,755)                                                      (6,755)


       152,078                                                                                              154,455


        44,725                                                                                               45,000

       220,798                                                                                              228,107



       440,949                                                                                              440,949


        37,304                                                                                               40,000

        (4,110)


         3,756                                                                                                3,786

                           (789,620)                                                                       (789,620)
-------------------------------------------------------------------------------------------------------------------

     2,875,905           (2,899,239)           (67,888)                                                     (53,142)


                                Alottafun!, Inc.

                 Statements of Changes in Stockholders' Deficit

                     Years Ended December 31, 1999 and 1998




                                                           Preferred Stock                     Common Stock
                                                          ---------------------           -------------------------
                                                                         $.0001                               $.01
                                                          Shares           Par              Shares             Par
                                                          Issued          Value             Issued            Value
                                                          ---------------------           -------------------------

Stock issued for subscription and debt                                                      249,007           2,490

Issuance of common stock for services                                                       621,700           6,217

Issuance of preferred stock for services                  2,000,000      $   200

Issuance of common stock for cash                                                         1,100,100          11,002

Issuance of common stock from
    conversion of debentures and interest                                                 3,250,621          32,506

Conversion of mandatorily redeemable
    equity instruments                                                                        4,643              46

Intrinsic value of conversion feature on detachable warrants

Retirement of treasury stock

Net loss for year
                                                       ------------------------------------------------------------
Balance, December 31, 1999                                2,000,000      $   200          9,034,104      $   90,341
                                                       ============================================================



Read independent auditors' report. The accompanying notes are an integral part of the consolidated financial statements.



     Additional                                                     Stock             Deferred
      Paid-In             Accumulated           Treasury         Subscription         Financing
      Capital               Deficit               Stock           Receivable            Costs                Total
-------------------------------------------------------------------------------------------------------------------

       146,111                                               $      (123,500)                                25,101

       307,288                                                                                              313,505

                                                                                                                200

       682,849                                                                                              693,851


       328,655                                                                                              361,161


        22,668                                                                                               22,714


       455,400                                                                     $   (455,400)

       (67,888)                                 67,888

                         (1,816,158)                                                                     (1,816,158)
-------------------------------------------------------------------------------------------------------------------

$    4,750,988     $     (4,715,397)     $           0       $      (123,500)      $   (455,400)     $     (452,768)
===================================================================================================================


                                Alottafun!, Inc.

                            Statements of Cash Flows





                                                                                         Year Ended December 31,
                                                                                     ------------------------------
                                                                                           1999             1998
                                                                                     ------------------------------
Operating activities
    Net loss                                                                         $ (1,816,158)      $  (789,620)
                                                                                     ------------------------------
    Adjustments to reconcile net loss to net cash used
        by operating activities:
           Depreciation and amortization                                                   51,801            13,976
           Loss on sale of marketable securities                                          161,128            35,507
           Unrealized loss on marketable securities                                       110,558
           Interest on conversion of convertible debentures                               192,043           223,529
           Interest on warrants                                                                              25,377
           Preferred stock issued for services                                                200
           Common stock issued for services                                               313,505           154,455
           Loss on disposal of assets                                                      20,626
           (Increase) decrease in:
               Accounts receivable                                                         (2,685)
               Inventory                                                                    4,914             8,086
               Other assets                                                                 3,204            (1,013)
               Deposits                                                                    19,450           (19,250)
           Increase (decrease) in:
               Accounts payable                                                           226,007           (96,218)
               Accrued expenses                                                            28,368            26,452
                                                                                     ------------------------------
    Total adjustments                                                                   1,129,119           370,901
                                                                                     ------------------------------
    Net cash used by operating activities                                                (687,039)         (418,719)
                                                                                     ------------------------------

Investing activities
    Acquisition of equipment and intangible assets                                       (115,441)          (34,969)
    Proceeds from sale of marketable securities                                         6,466,046         1,320,231
    Purchase of marketable securities                                                  (6,737,732)       (1,203,794)
                                                                                     ------------------------------
    Net cash (used) provided by investing activities                                     (387,127)           81,468
                                                                                     ------------------------------

Financing activities
    Proceeds from collection of stock subscription                                                          126,213
    Proceeds from common stock and related paid-in capital                                693,851           221,699
    Purchase of treasury stock                                                                               (6,755)
    Principal reductions of long-term debt                                                (25,489)          (27,688)
    Issuance of convertible debentures                                                                      400,489
    Reduction in mandatorily redeemable equity instruments                                                   (4,615)
                                                                                     ------------------------------
    Net cash provided by financing activities                                             668,362           709,343
                                                                                     ------------------------------

Net (decrease) increase in cash                                                          (405,804)          372,092

Cash at beginning of year                                                                 411,114            39,022
                                                                                     ------------------------------

Cash at end of year                                                                  $      5,310       $   411,114
                                                                                     ==============================



Read independent auditors' report. The accompanying notes are an integral part of the financial statements.

                                Alottafun!, Inc.

                            Statements of Cash Flows





                                                                                          Year Ended December 31,
                                                                                     ------------------------------
                                                                                           1999             1998
                                                                                     ------------------------------
Supplemental disclosures of cash flow information
    and noncash financing activities
        Cash paid during the year for interest                                       $     30,494       $    14,821
                                                                                     ==============================


    During the year ended December 31, 1998, the Company exchanged 27,500 shares of common stock as payment on $45,000 of notes payable.

    In addition, the Company reclassified 3,000 shares of the mandatorily redeemable equity instruments to common stock. This was done as payment against the outstanding payable of $3,786.

    The Company issued approximately $400,000 in convertible debentures in 1998 that were convertible into common stock. The Company recorded interest of approximately $223,500 to reflect the intrinsic value of the conversion feature of these debentures. In December 1998, $40,000 of the debentures were converted into 269,590 shares of common stock. During December 31, 1999, $361,161 of the balance of the debentures was converted into 3,250,621 shares of common stock.

    In connection with the convertible debentures, the Company issued detachable stock warrants to acquire 411,000 shares of common stock valued at $217,420, which was recorded as other intangible assets. The Company used the Black-Scholes pricing model to value these warrants. These debentures were converted in December 1999 and the intangible asset fully amortized.

    During 1999, the Company issued 249,007 shares of common stock for satisfaction of a note payable totaling $25,101 and a stock subscription totaling $123,500 to a stockholder of the Company.

    The Company reclassified the remaining 4,643 shares of the mandatorily redeemable equity to common stock.

    In connection with the equity line commitment, the Company issued warrants to purchase 700,000 shares of common stock. The Company used the
    Black-Scholes pricing model to value the options, which were valued at $455,400. This intrinsic value has been recorded as capital in excess of par value.





Read independent auditors' report. The accompanying notes are an integral part of the financial statements.

                                Alottafun!, Inc.

                          Notes to Financial Statements

                     Years Ended December 31, 1999 and 1998



1.      Background Information

Alottafun!, Inc. (the "Company") was incorporated in the state of Wisconsin on August 2, 1993, and effectively re-incorporated in the state of Delaware on September 17, 1998 by merging the Wisconsin corporation into a newly created Delaware corporation. The Company headquarters is located in West Bend, Wisconsin.

Initially, the Company operated as an assembler of toy and candy packages. Its customers were retailers and distributors located primarily throughout the mid-eastern United States.

In 1997, the Company ceased its assembly operations and changed its focus to distribution of toys and candy packages. Starting in late 1998, the Company again shifted its focus, this time towards becoming a toy manufacturer and marketer with a more extensive toy line. Included in this line are tea and cook sets, housekeeping toys, games and puzzles, purses, and ride on cars. The Company plans to distribute the product line through toy retailers and over the Internet.

During 1999, the Company increased the number of authorized common shares of stock to 50,000,000.


2.      Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. However, the Company has sustained substantial losses since inception that total approximately $4,700,000 and has used cash in operations of approximately $687,000 and $419,000 for the years ended December 31, 1999 and 1998, respectively. The Company has a negative working capital of $558,000 at December 31, 1999 and has negative tangible net worth of approximately $455,000 at December 31, 1999. In addition, as further explained in Note 5 to the financial statements, the Company is currently in default on approximately $81,000 of notes payable. The Company also has no significant revenues. Presently, the Company's ability to develop a product and transition to attaining profitable operations is dependent upon obtaining adequate financing and achieving a level of sales adequate to support the Company's cost structure. These factors raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.






Read independent auditors' report.

                                Alottafun!, Inc.

                          Notes to Financial Statements

                     Years Ended December 31, 1999 and 1998



3.      Significant Accounting Policies

The significant accounting policies followed are:

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        The Company extends credit to its various customers based on the customer's ability to pay. Based on management's review of accounts receivable, no allowance for doubtful accounts is considered necessary.

        Property and equipment are stated at cost. Additions and improvements to property and equipment are capitalized. Maintenance and repairs are expensed as incurred. When property is retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in operations. Depreciation is computed on the straight-line method over the estimated useful lives of the assets ranging from 5 to 7 years.

        Selling costs related to the issuance of debentures have been capitalized and are being amortized over the life of the debentures using the interest method. Amortization for the years ended December 31, 1999 and 1998 amounted to $32,390 and $549, respectively.

        The Company records revenue and related profit when the product is shipped to the customer.

        The Company  accounts  for  marketable  securities  in  accordance  with
        Financial Accounting Standards Board (FASB) Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Management determines the appropriate classification on its investments in marketable securities at the time of purchase and reevaluates such determination at each balance sheet date. Management has classified its marketable securities as "trading securities." Trading securities are bought and held principally for the purpose of selling them in the near term. Unrealized holding gains and losses are deemed temporary and are included in earnings. The cost of the marketable securities is based on the specific identification method. Interest and dividends on equity securities are included in investment income. The Company had marketable securities with a fair market value of $100 at December 31, 1999.

Read independent auditors' report.

                                Alottafun!, Inc.

                          Notes to Financial Statements

                     Years Ended December 31, 1999 and 1998



3.      Significant Accounting Policies (continued)

        The costs of the trademark acquired are being amortized using the straight-line method over the estimated useful life of five years. The useful life of the trademark is evaluated annually and adjusted, if necessary.

        FASB issued Statement No. 123, "Accounting for Stock-Based Compensation," effective for fiscal years beginning after December 15, 1995. This statement provides that expense equal to the fair value of all stock-based awards on the date of the grant be recognized over the vesting period. Alternatively, this statement allows entities to continue to apply the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation expense is recorded on the date the options are granted to employees equal to the excess of the market price of the underlying stock over the exercise price. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide pro forma disclosure of the provisions of FASB No. 123.

        Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective income tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that included the enactment date.

        The Company follows FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Statement No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. In performing the review for recoverability, the Company estimates the future cash flows are expected to result from the use of the assets and their eventual disposition.









Read independent auditors' report.

                                Alottafun!, Inc.

                          Notes to Financial Statements

                     Years Ended December 31, 1999 and 1998



3.      Significant Accounting Policies (continued)

        The Company issues stock in lieu of cash for certain transactions. Generally, the fair value of the stock, based on comparable cash purchases, is used to value the transactions.

        Offering costs associated with the sale of stock are capitalized and offset against the proceeds of the offering or expensed if the offering is unsuccessful.

        The Company issued approximately $400,000 in convertible debentures in 1998. These debentures are convertible into common stock. The Company has recorded interest totaling $223,529 to reflect the intrinsic value of the beneficial conversion feature of these debentures. The convertible debentures are convertible at any time over a five-year period. During 1999, these debentures were converted into common stock.

        In connection with the convertible debentures, the Company issued detachable stock warrants to acquire 411,000 shares of common stock valued at $217,420, which was recorded as other intangibles. The Company used the Black-Scholes pricing model to value these warrants. The value of these warrants was being amortized over the five-year life of the convertible debentures. The conversion of the debentures into stock accelerated the amortization of the warrants, which amounted to $192,043 for the year ended December 31, 1999.

        Basic loss per share is computed by dividing loss available to common stockholders by the weighted average number of common shares outstanding for the period. Common stock equivalents are not considered because their effect would be anti-dilutive.

        Advertising costs are charged to operations when incurred and amounted to $96,298 and $1,321 for the years ended December 31, 1999 and 1998, respectively.












Read independent auditors' report.

                                Alottafun!, Inc.

                          Notes to Financial Statements

                     Years Ended December 31, 1999 and 1998



4.      Property and Equipment

Property and equipment consist of:

        Office equipment                                           $    26,439
        Warehouse equipment, dies, files, and molds                    107,420
                                                                   -----------
                                                                       133,859
        Less accumulated depreciation                                   31,462
                                                                   -----------
                                                                   $   102,397
                                                                   ===========


5.      Notes Payable and Long-Term Debt

Notes payable and long-term debt consist of:


        Revolving  note  payable to bank (loan  limited to lesser of $100,000 or
           $30,000,  plus 50.0% of accounts  receivable);  interest at 2.0% over the bank's base rate; interest payable monthly; outstanding principal payable via lockbox collection of accounts receivable; collateralized by a selective business security agreement and
           personal guarantees; due on demand                                                  $    30,000
        Note payable to Private  Industry  Council of  Milwaukee  County,  Inc.;
           interest at 18.0%;  unsecured;  payments of $8,750 each were required on July 5, 1996, October 5, 1996,
           and April 5, 1997; in default                                                            70,000
        Note payable, unsecured; payable in monthly
           installments of  $903, including principal
           and interest at 18.0% per annum; in default                                              11,043
        Note payable, unsecured; interest at 10.0% per
           annum; due on demand                                                                     21,648
                                                                                               -----------
                                                                                                   132,691
        Less current maturities                                                                    132,691
                                                                                               -----------
                                                                                               $         0
                                                                                               ===========




Read independent auditors' report.

                                Alottafun!, Inc.

                          Notes to Financial Statements

                     Years Ended December 31, 1999 and 1998



6.      Stock

The Company issued $400,000 in convertible debentures in December 1998. The debentures paid interest at two percent per annum and matured on December 8, 2003. The debentures were convertible into shares of common stock at the option of the holder and could be converted at any time commencing on the issue date. The conversion price for each debenture at the date of conversion is the lessor of $1.25 or 65 percent of the average closing bid price for the five trading days immediately preceding the conversion date. If the closing price is less than or equal to $.10 per share, the Company, at its sole option, may allow the holder to proceed with the conversion or may redeem the unconverted amount of debentures at 154 percent of such unconverted amount, plus any accrued and unpaid interest. The stock was trading at $.53 per share on the date of issuance. The Company has recorded interest of approximately $223,500 in 1998 to reflect the intrinsic value of the conversion feature of these debentures. During 1999, the debentures were converted into 3,250,621 shares of common stock.

In association with the convertible debentures listed above, the Company issued detachable stock warrants to acquire 411,000 shares of common stock. The warrants entitle the holders to purchase common stock at $.001 per share at any time prior to December 31, 2003. The Company used the Black-Scholes pricing model to value the warrants. Based on this pricing model, the value of the warrants is $217,519, which was amortized over the five-year life of the convertible debentures; however, the conversion of debentures to stock accelerated this amortization. The Company has amortized $25,377 of the intrinsic value during the year ended December 31, 1998. During the year ended December 31, 1999, these warrants were exercised and the balance of the intangible asset of $192,043 was expensed as interest.

On June 4, 1999, the Company entered into an investment agreement with Swartz Private Equity, LLC ("Swartz"). The investment agreement entitles the Company to issue and sell common stock for up to an aggregate of $20 million from time to time during a three-year period through June 3, 2002. This is also referred to as a put right. In order to invoke a put right, the Company must file a registration statement with the Securities and Exchange Commission, registering the resale of the common shares.












Read independent auditors' report.

                                Alottafun!, Inc.

                          Notes to Financial Statements

                     Years Ended December 31, 1999 and 1998



6.      Stock (continued)

On each put right, the Company must indicate the number of shares of common stock or maximum dollar amount of common stock (not to exceed $2 million) that it will sell to Swartz. The number of common shares sold may not exceed 15 percent of the aggregate daily reported trading volume for 20 business days after the date of the put right. Swartz will pay the Company either the lesser of the market price minus $.10 or 91 percent of the market price.

In partial consideration of the equity line commitment, the Company issued to Swartz, or its designee, warrants to purchase 450,000 shares of common stock. Each warrant is exercisable at $1.00625. These warrants were valued at $292,757 using the Black-Scholes pricing model and recorded as deferred financing costs in the financial statements. Following each purchase of common stock, the Company is obligated to issue to Swartz, a warrant to purchase shares of common stock equal to 15 percent of the common shares issued in each put right. Each warrant is to be exercisable at a price equal to 110 percent of the market price. In addition, the Company issued warrants to acquire up to 250,000 shares of common stock at an exercise price of $1.00625 to Dunwoody Brokerage Services, Inc., an affiliate of Swartz. These warrants were valued at $162,643 and are also recorded as deferred financing costs in the financial statements. No shares of the Company's common stock have been issued under this agreement as of December 31, 1999.

The Company has authority to issue up to 5,000,00 shares of preferred stock pursuant to action by the board of directors. In February 1999, the Company entered into an agreement with two stockholders/directors that granted them 1,000,000 shares each of Series A voting preferred stock. These shares were issued for nominal consideration and were valued at $.0001 par value. Each share of the Series A preferred stock has the right to cast 25 votes per share on each and any matter that the common stock is entitled to vote. Accordingly, the two stockholders/directors are able to control the affairs and operations of the Company including, but not limited to, election of directors, sale of assets, or other business opportunities. The Series A preferred stock has no dividend rights, redemption provisions, sinking fund provisions, or preemptive rights. However, Series A preferred stockholders have the right to convert each share of the Series A preferred stock into common stock based on the Company attaining specified annual revenue limits.

In January 1999, the Company initiated a stock option plan for employees of the Company. A total of 10,000,000 shares have been reserved for issuance under the plan. Approximately 5,500,000 options to purchase a total of 5,500,000 shares of stock were granted to executives of the Company as part of their employment agreements.





Read independent auditors' report.

                                Alottafun!, Inc.

                          Notes to Financial Statements

                     Years Ended December 31, 1999 and 1998



6.      Stock (continued)

The Company grants options and warrants to purchase shares of the Company's common stock to individuals under various agreements. The following is a summary of stock option and warrant activity during the year ended December 31, 1999:


                                                Options                           Warrants
                                   ---------------------------------  -------------------------------
                                     Number       Weighted Average        Number     Weighted Average
                                    of Shares     Exercise Price        of Shares    Exercise Price
                                   ------------------------------------------------------------------
        Outstanding at
           December 31, 1997                0           $  .00                    0           $ .00
                                    ---------------------------------------------------------------
        Granted in 1998                     0              .00              411,000             .001
        Exercised in 1998                   0              .00             (411,000)           (.001)
                                    -----------------------------------------------------------------
        Outstanding at
           December 31, 1998                0              .00                    0             .00
        Granted in 1999             5,500,000              .15              700,000            1.01
        Exercised in 1999                   0              .00                    0             .00
                                    ---------------------------------------------------------------
        Outstanding at
           December 31, 1999        5,500,000           $  .15              700,000           $1.01
                                    ===============================================================

The following table summarizes the status of outstanding options and warrants at December 31, 1999:

                                                            Weighted Average
             Exercise                  Number                   Remaining
               Price                  of Shares             Contractual Life
          ---------------------------------------------------------------------
            $  0.15                   5,500,000                   9.08
            $  1.01                     700,000                   4.50
                                   --------------
                                       6,200,00
                                   ==============

As of December 31, 1999, all of the above were exercisable, the options expire 10 years after the date granted, and the warrants expire five years after the date of grant.













Read independent auditors' report.

                                Alottafun!, Inc.

                          Notes to Financial Statements

                     Years Ended December 31, 1999 and 1998



6.      Stock (continued)

FASB No. 123 requires disclosure of pro forma net income as if the fair value based methods had been applied in measuring compensation costs for common stock options and warrants granted. Pro forma net income and net income per common share are as follows for the year ended December 31, 1999:

        As reported:
           Net loss                                       $   (1,816,158)
                                                          ==============
           Basic loss per common share                    $         (.23)
                                                          ==============

        Pro forma:
           Net loss                                       $   (2,606,658)
                                                          ==============
           Basic loss per common share                    $        (.34)
                                                          ==============

The weighted average fair value of the options and warrants at their grant date during year ended December 31, 1999 was $.20. The estimated fair value of each option granted is calculated using the Black-Scholes option pricing model. The following summarizes the weighted average of the assumptions used in the model:

        Risk-free interest rate                                   5.072%
        Expected years until exercise                             8.23 Years
        Expected dividend yield                                     --

During 1998, the Company issued 1,060,100 shares of stock. The checks issued for these shares were returned for lack of sufficient funds and all stock certificates were cancelled subsequent to year-end. These shares are not included in the common stock outstanding since the Company did not have constructive receipt of the money paid for those shares.


7.      Operating Leases and Related Party Transactions

The Company is obligated under various month-to-month operating leases for the rental of space and related equipment. For 1999 and 1998, total rent amounted to $11,960 and $6,600, respectively.

The Company has use of offices in Hong Kong, Germany, and New York. The space in Hong Kong is provided by one of the Company's suppliers free of charge. The space in New York and Germany is provided by a stockholder at no cost.

The above amounts are not necessarily indicative of the amounts that would have been incurred had comparable transactions been entered into with independent parties.

Read independent auditors' report.

                                Alottafun!, Inc.

                          Notes to Financial Statements

                     Years Ended December 31, 1999 and 1998



8.      Income Taxes

The Company has incurred significant operating losses since its inception and, therefore, no tax liabilities have been incurred for the years presented. These operating losses give rise to a deferred tax asset at December 31, 1999 and are as follows:

        Deferred tax assets                             $   1,634,000
        Allowance                                          (1,634,000)
                                                        -------------
                                                        $           0
                                                        =============

The difference between the provision for income taxes and the amounts obtained by applying the statutory U.S. federal income tax rate to the net loss before income taxes is as follows:

                                                          1999          1998
                                                       -----------------------
        Tax benefit at statutory rate                 $(691,300)    $ (300,100)
        Extraordinary gain on forgiveness of debt        10,600
        Valuation allowance on net operating loss       680,700        300,100
                                                       -----------------------
        Tax expense                                   $       0     $        0
                                                       =======================

The Company has available at December 31, 1999 approximately $4.3 million of unused operating loss carryforwards that may be applied against future taxable income, which would reduce taxes payable by approximately $1.6 million in the future. These operating loss carryforwards expire beginning in 2008. Due to the Company's history of operating losses, management has established a valuation allowance in the full amount of the deferred tax assets arising from these losses because management believes it is more likely than not that the Company will not generate sufficient taxable income within the appropriate period to offset these operating loss carryforwards. Income tax benefits resulting from the utilization of these carryforwards will be recognized in the periods in which they are realized for federal and state tax purposes.


9.      Extraordinary Gain

During 1999, several creditors accepted partial payments on balances due to each of them as payments in full. The net differences between amounts accepted as full payments and the vendors outstanding balances as of the date of acceptance are shown in the accompanying financial statements as extraordinary gain of $28,018.






Read independent auditors' report.

                                Alottafun!, Inc.

                          Notes to Financial Statements

                     Years Ended December 31, 1999 and 1998



10.     Earnings Per Share

The following data shows the amounts used in computing earnings per share:

                                                    1999              1998
                                                 ----------------------------

        Net loss                              $ (1,816,158)     $   (789,620)
                                              ================================
        Weighted average number
           of common shares
          used in basic EPS                      7,771,193         2,528,155
                                              ================================


11.     Commitments

The Company entered into an agreement to purchase the rights to a line of toys on June 26, 1998. In consideration of these rights, the Company will pay a royalty on all sales equal to two percent in 1999, one percent in 2000, and .05 percent in 2001, with a minimum guarantee royalty of $10,000 per year.


12.     Employment Agreements

In January 1999, the Company entered into employment agreements with two stockholders of the Company. Each employment agreement has a term of five years and has an annual base compensation beginning at $75,000 annually for the 12-month period ending May 31, 2000. The agreements increase $10,000 per year to an annual compensation of $115,000 for the 12-month period ending May 31, 2004. Each executive has the right, at his election, to receive compensation in the form of the Company's restricted common stock valued at 50 percent of the closing bid price as of the date of the executive election. In addition, upon execution of the employment agreements, each executive was granted non-qualified stock options to purchase 2,500,000 shares of the Company's common stock at an exercise price of $.15 per share, which was the fair value at the date of the grant. These options are immediately exercisable and have an exercise period of 10 years.

Additionally, in January 1999, the Company entered into an employment agreement with its chief financial officer. This employment agreement has a term of five years. The annual compensation is $60,000 for 480 hours of service. As consideration for this employment agreement, the chief financial officer received an option to purchase 500,000 shares of the Company's common stock over a 10-year period at $.15 per share, which was the fair value at the date of the grant. These options may be immediately exercisable.




Read independent auditors' report.

                                Alottafun!, Inc.

                          Notes to Financial Statements

                     Years Ended December 31, 1999 and 1998



12.     Employment Agreements (continued)

Each of the above employment agreements has a non-compete clause. The agreements also generally provide for severance payments equal to 299 percent of the annual base compensation then due under each agreement in the event of termination without cause.


13.     Joint Venture Agreement

In May 1999, the Company joint ventured with E-Commerce Fulfillment, LLC (ECF), which has established a contract with M.W. Kasch, an independent U.S. toy distributor, to launch an e-commerce internet portal called TOYPOP.COM. The joint venture is owned 33.3 percent by ECF and 67.7 percent by the Company. ECF is wholly owned by Jeffrey C. Kasch, President of M.W. Kasch Company. ECF's responsibilities and obligations include selling toy products to the joint venture at prices that do not exceed the prices charged to ECF's typical customers. ECF will provide its products based on regular availability. ECF will also merchandise the toys on a website and make decisions as to what toys to highlight as special buys, promote, or present as a "hot" toy. M.W. Kasch Company will warehouse and provide fulfillment to ECF on an ongoing basis. The relationship between M.W. Kasch Company and ECF is exclusive as far as ECF is concerned, but not exclusive with regard to M.W. Kasch. M.W. Kasch is free to sell any and all other retailers, electronic or otherwise.

Subsequent to December 31, 1999, M.W. Kasch Company, on behalf of ECF, terminated its interest in the joint venture.


14.     Contingencies

The Company's past website host and e-commerce provider has terminated the Company's website and refused to provide additional e-commerce support services. This dispute involves a claim that the Company has failed to timely pay for past services rendered. However, there is no executed written contract between the parties. Also, the website provider is refusing to turn over the HTML web pages that comprise the Company's website and has asserted certain copyright infringement and trade secret misappropriation claims. No lawsuit has been filed. If necessary, and litigation is instituted, the Company plans to vigorously defend and assert substantial counterclaims. Management of the Company and its legal counsel indicate that the likelihood of an unfavorable outcome, as well as the maximum potential loss, if any, is impossible to assess at this time.





Read independent auditors' report.

                                ALOTTAFUN!, INC.



                                      Index



                                                                            Page
                                                                            ----
Part I - Financial Information

Item 1.  Financial Statements

         Balance Sheet -
           June 30, 2000................................................... F-21

         Statements of Operations -
           Three and six months ended June 30, 2000 and 1999............... F-22

         Statements of Changes in Stockholders' Deficit -
           Six months ended June 30, 2000...................................F-23

         Statements of Cash Flows -
           Six months ended June 30, 2000 and 1999..........................F-24

         Notes to Financial Statements...............................F-25 - F-26

                                 Alottafun!, Inc.

                                  Balance Sheet

                                  June 30, 2000
                                   (unaudited)


Assets
Current assets:
Cash                                                                                           $ 16,617
Prepaids                                                                                         10,000
                                                                                   ---------------------
                                                                                                 26,617

Property and equipment, net of  accumulated depreciation                                        163,981
                                                                                   ---------------------

Other assets:
Acquisition deposits                                                                             62,500
Other assets, trademark, net of accumulated amortization                                          4,009
                                                                                   ---------------------
                                                                                                 66,509
                                                                                   ---------------------

                                                                                              $ 257,107
                                                                                   =====================

Liabilities and Stockholders' Deficit
Current liabilities:
     Bank overdraft                                                                              17,640
     Current maturities of long-term debt                                                       129,294
     Accounts payable                                                                           210,343
     Accrued expenses                                                                           137,842
                                                                                   ---------------------
Total current liabilities                                                                       495,119
                                                                                   ---------------------

Stockholders' deficit:
     Preferred stock; par value of $.0001; 5,000,000 shares
     authorized; 2,000,000 shares issued and outstanding.                                           200

     Common stock; par value of $.01 per share; 50,000,000 shares
     authorized; 12,141,887 shares issued and outstanding.                                      121,412

     Additional paid-in capital                                                               5,541,942
     Accumulated deficit                                                                     (5,211,841)
                                                                                   ---------------------
                                                                                                451,713
     Prepaid consulting                                                                        (110,825)
     Deferred offering costs                                                                   (455,400)
     Stock subscription receivable                                                             (123,500)
                                                                                   ---------------------
Total stockholders' deficit                                                                    (238,012)
                                                                                   ---------------------

                                                                                              $ 257,107
                                                                                   =====================



The accompanying notes are an integral part of the financial statements.

                                Alottafun!, Inc.

                            Statements of Operations
                                   (unaudited)


                                                              Three Months Ended June 30,        Six Months Ended June 30,
                                                           --------------------------------   ------------------------------
                                                               2000               1999           2000               1999
                                                           --------------------------------   ------------------------------

Sales, net of allowance and discounts                           $ 454              $ 471          $ 410           $ 19,931

Cost of sales                                                    (594)               348          2,941             15,795
                                                           ---------------------------------   -----------------------------

Gross profit                                                    1,048                123         (2,531)             4,136
                                                           ---------------------------------   -----------------------------

Operating expenses:
         Selling                                                8,650             24,234         21,842             72,199
         General and administrative                           279,104            149,475        501,093            293,607
         Depreciation and amortization                          8,660              3,793         17,320             39,297
                                                           ---------------------------------   -----------------------------
                                                              296,414            177,502        540,255            405,103
                                                           ---------------------------------   -----------------------------

Loss from operations                                         (295,366)          (177,379)      (542,786)          (400,967)
                                                           ---------------------------------   -----------------------------

Other expenses:
         Net realized gain (loss) on sale
           of securities, trading                                   -           (133,091)         5,344           (139,437)
         Unrealized (loss) on securities, trading                   -             44,175              -            (34,440)
         Interest expense                                     (12,098)            (5,880)       (23,318)          (201,532)
                                                           ---------------------------------   -----------------------------
Total other expenses                                          (12,098)           (94,796)       (17,974)          (375,409)
                                                           ---------------------------------   -----------------------------

Net loss before extraordinary gain                           (307,464)          (272,175)      (560,760)          (776,376)

Extraordinary gain on forgiveness of debt                       2,292                  -         64,316                  -
                                                           ---------------------------------   -----------------------------

                                                           ---------------------------------   -----------------------------
Net loss                                                   $ (305,172)        $ (272,175)    $ (496,444)        $ (776,376)
                                                           =================================   =============================

                                                           ---------------------------------   -----------------------------
Net loss per common share                                     $ (0.03)           $ (0.03)       $ (0.05)           $ (0.11)
                                                           =================================   =============================

                                                           ---------------------------------   -----------------------------
Weighted average shares outstanding                        11,509,193          8,044,513      10,774,918          7,039,387
                                                           =================================   =============================




The accompanying notes are an integral part of the financial statements.

                                Alottafun!, Inc.

                 Statements of Changes in Stockholders' Deficit
                                   (unaudited)


                                            Preferred Stock       Common Stock
                                         -------------------  --------------------   Additional
                                           Shares  $.0001 Par  Shares    $.01 Par      Paid-in  Accumulated
                                           Issued    Value     Issued      Value       Capital    Deficit
                                         --------- ---------  ---------   --------    --------- ------------
Balance, December 31, 1999               2,000,000  $   200   9,034,104   $90,341   $ 4,750,988 $(4,715,397)
Issuance of common stock for cash
 net of offering costs of $1,001,440            -         -   2,652,083    26,521      543,979            -
Issuance of common stock for consulting
 services                                       -         -    355,000      3,550      151,975            -
Issuance of stock option for consulting
 services                                       -         -          -          -       33,500            -
Issuance of stock for deposit on
 acquisition                                    -         -    100,000      1,000       61,500            -
Net loss for the six months ended June 30, 2000 -         -          -          -            -     (496,444)
                                         ---------  --------  ---------   --------    ---------  -----------
Balance, June 30, 2000                   2,000,000  $   200   12,141,187 $121,412   $ 5,541,942 $(5,211,841)
                                         =========  ========  =========   ========    =========  ===========



                 Prepaid     Stock
  Deferred      Consulting Subscription
Offering Costs   Services   Receivable  Total
-------------- ----------- ------------ -----
$   (455,400)  $     -   $(123,500) $(452,768)

           -         -           -    570,500
           -   (80,117)          -     75,408
           -   (30,708)          -      2,792
           -         -           -     62,500
           -         -           -   (496,444)
-------------  --------   --------  ---------
$   (455,400) $(110,825) $(123,500) $(238,012)
=============  ========   =======   =========


The accompanying notes are an integral part of the financial statements.

                                Alottafun!, Inc.

                            Statements of Cash Flows
                                   (unaudited)


                                                                  Six Months Ended June 30,
                                                           -------------------------------------
                                                                 2000               1999
                                                           -------------------------------------
Operating activities
    Net loss                                                      $ (496,444)        $ (776,376)
                                                           -------------------------------------
    Adjustments to reconcile net loss to net cash used
      by operating activities:
        Depreciation and amortization                                 17,320             32,804
        Loss (gain) on marketable securities                          (5,344)           173,877
        Interest on conversion of convertible debentures                                191,745
        Common stock issued for services                              78,200            110,000
        (Increase) decrease in:
          Accounts receivable                                          2,685                  -
          Inventory                                                        -            (16,103)
          Other assets                                               (10,966)             6,207
          Deposits                                                         -              9,700
        Increase (decrease) in:
          Accounts payable                                          (114,785)            68,006
          Accrued expenses                                            29,458            (76,541)
                                                           -------------------------------------
    Total adjustments                                                 (3,432)           499,695
                                                           -------------------------------------
    Net cash used by operating activities                           (499,876)          (276,681)
                                                           -------------------------------------

Investing activities
    Acquisition of equipment and intangible assets                   (78,904)           (87,339)
    Proceeds from sale of marketable securities                        5,344                  -
    Purchase of marketable securities                                      -           (829,856)
                                                           -------------------------------------
    Net cash provided (used) by investing activities                 (73,560)          (917,195)
                                                           -------------------------------------

Financing activities
    Bank overdraft                                                    17,640             16,236
    Proceeds from issuance of note payable                            15,000            445,015
    Proceeds from sale of common stock                               570,500            321,511
    Net proceeds/payments on credit line                             (18,397)                 -
                                                           -------------------------------------
    Net cash provided by financing activities                        584,743            782,762
                                                           -------------------------------------
Net increase in cash                                                  11,307           (411,114)
Cash at beginning of period                                            5,310            411,114
                                                           -------------------------------------
Cash at end of period                                               $ 16,617                $ -
                                                           =====================================

Supplemental disclosures of cash flow information
    and noncash financing activities
      Cash paid during the period for interest                      $ 12,587            $ 2,628


In February, 2000 the Company issued 100,000 shares of restricted common stock to Faction, Inc. as an acquisition deposit. These shares were valued at the fair market value at the date of issuance which totaled $62,500. This transaction is accounted for as a non cash transaction in the statement of cash flows.

During the six month period ended June 30, 2000, the Company issued 2,652,083 shares of restricted common stock. The Company raised $570,500 which was net of $1,001,440 of offering costs. These offering costs include $87,000 of cash and 1,203,750 shares of Alottafun! Restricted stock, which are included in the number of total shares issued, valued at a total fair market value of $914,440. The issuance of these shares were treated as offering costs and are recorded as non cash transactions in the statement of cash flows.

During the six month period ended June 30, 2000, the Company issued 355,000 shares of restricted common stock and options to purchase 100,000 shares of common stock for consulting services, investor relations services, and legal fees. These shares were valued at the fair market value at the date of issuance which totaled $155,525 for the common stock and $33,500 for the stock options. Some of the stock issued is for services to be provided over the next twelve months. Therefore, the Company has recorded $110,825 as prepaid consulting expense. The issuance of these shares is recorded as no cash transactions in the statement of cash flows.

The accompanying notes are an integral part of the financial statements.

                                ALOTTAFUN!, INC.
                          Notes to Financial Statements



Note 1 - Basis of presentation

The accompanying unaudited financial statements, which are for interim periods, do not include all disclosures provided in the annual financial statements. These unaudited financial statements should be read in conjunction with the financial statements and the footnotes thereto contained in the Audited
Financial Statements for the year ended December 31, 1999 and 1998 of Alottafun!, Inc. (the "Company").

In the opinion of the Company, the accompanying unaudited financial statements contain all adjustments (which are of a normal and recurring nature) necessary for a fair presentation of the financial statements. The results of operations for the three and six month periods ended June 30, 2000 and 1999 are not necessarily indicative of the results to be expected for the full year.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. However, the Company has sustained substantial losses since inception that total approximately $5,200,000 and has used cash in operations of approximately $500,000 and $277,000 for the six month periods ended June 30, 2000 and 1999, respectively. The Company has a negative working capital of $468,502 at June 30, 2000 and has negative tangible net worth of approximately $242,000 at June 30, 2000. In addition, the Company is currently in default on approximately $81,000 of notes payable. Additionally, the Company has not had significant revenues over the past two years. These issues indicate that the Company may be unable to continue as a going concern. Realization of the Company's assets is dependent upon the Company's ability to raise additional capital, as well as generate revenues sufficient to result in future profitable operations. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Note 2 - Per share calculations

Per share data was computed by dividing net loss by the weighted average number of shares outstanding during the three and six month periods ended June 30, 2000 and 1999. The weighted average shares outstanding for the three month period ended June 30, 2000 was 11,509,193 as compared to 8,044,513 for the three months ended June 30, 1999. The weighted average shares outstanding for the six month period ended June 30, 2000 was 10,774,918 as compared to 7,039,387 for the six months ended June 30, 1999.

Note 3 - Equity Transactions

Please refer to Audited Financial Statements consisting of the Company's balance sheet as of December 31, 1999, and related statements of operations, changes in stockholders' equity, and cash flows ended December 31, 1999, as audited by Pender, Newkirk & Company, Certified Public Accountant.

During the six month period ended June 30, 2000, the Company issued an aggregate of 2,652,083 shares of restricted common stock. The Company raised $570,500 that was net of $1,001,440 of offering costs. These offering costs included $87,000 of cash and 1,203,750 shares of Alottafun! Restricted stock valued at a total fair market value of $914,440. The issuance of these shares was treated as offering costs. The Company relied upon Section 4(2) of the Securities Act of 1933 for the issuance of these securities.

In February 2000, the Company issued 100,000 shares of restricted common stock as a deposit on the acquisition of Faction, Inc. Faction, Inc. is an Internet software development company located in New York, NY. This acquisition is expected to be completed in August 2000 pending the resolution of specific terms in the stock purchase agreement. The shares issued for the deposit were valued at the fair market value at the date of issuance that totaled $62,500. The Company relied upon Section 4(2) of the Securities Act of 1933 for the issuance of these securities.

During the six month period ended June 30, 2000, the Company issued 355,000 shares of restricted common stock and options to purchase 100,000 shares of common stock or consulting services, investor relations services, and legal fees. These shares were valued at the fair market value at the date of issuance which totaled $155,525 for the common stock and $33,500 for the stock options. Some of the stock issued is for services to be provided over the next twelve months. Therefore, the Company has recorded $110,825 as prepaid consulting expense.

                                ALOTTAFUN!, INC.
                          Notes to Financial Statements
                                   (Continued)

Note 4 - Contingencies

The Company's past website host and e-commerce provider has terminated the Company's website and refused to provide additional e-commerce support services. This dispute involves a claim that the Company has failed to timely pay for past services rendered. However, there is no executed written contract between the parties. Also, the website provider is refusing to turn over the HTML web pages that comprise the Company's website and has asserted certain copyright infringement and trade secret misappropriation claims. No lawsuit has been filed. If necessary, and litigation is instituted, the Company plans to vigorously defend and assert substantial counterclaims.

Management of the Company and its legal counsel indicate that the likelihood of an unfavorable outcome, as well as the maximum potential loss, if any, is remote. Therefore, the Company has written off approximately $60,000 payable to the past Web site provider as an extraordinary gain.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

         TABLE OF CONTENTS
                                               Page
                                               ----
Prospectus Summary...........................
Summary Financial Information................
Risk Factors.................................
Forward-Looking Information..................
Use of Proceeds..............................
Dilution.....................................
Selected Financial Data......................
Management's Discussion and
Analysis of Financial Condition
and Results of Operations....................
Business.....................................
Management...................................
Security Ownership of Certain
Beneficial Owners and Management.............
Selling and Principal Shareholders...........
Certain Transactions.........................
Description of Securities....................
Shares Eligible for Future Sale..............
Plan of Distribution.........................
Legal Matters................................
Experts......................................
Financial Statements.........................

Until December _______, 2000, all dealers that effect transaction in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions



                                 ALOTTAFUN, INC.









                                ----------------
                                   PROSPECTUS
                                ----------------













                                ----------------


                               September __, 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution
         -------------------------------------------

                  The following table sets forth the expenses, other than the underwriting discounts and commissions, paid or payable by the Registrant in connection with the distribution of the securities being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

      Securities and Exchange Commission registration fee........     $ 585
      Accounting fees and expenses...............................   $10,000
      Legal fees and expenses....................................   $25,000
      Printing and engraving expenses............................   $ 2,500
      Blue Sky fees and expenses (including legal fees)..........   $ 2,500
              TOTAL..............................................   $40,585
                                                                    =======

Item 14. Indemnification of Directors and Officers.
         -----------------------------------------

                  Limitation of Liability and Indemnification matters

                  The Registrant's certificate of incorporation limits the liability of the Registrant's directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of that individual's fiduciary duties as a director except for liability for (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (3) unlawful payments of dividends or unlawful stock repurchases or redemptions, or (4) any transaction from which the director derived an improper personal benefit.

                  This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

                  The  Delaware   General   Corporation   Law  provides  that  a
corporation may indemnify directors and officers, as well as other employees and individuals, against attorneys' fees and other expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person was or is a party or is threatened to be made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. The Delaware General Corporation Law provides that this is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

                  The Registrant's certificate of incorporation and bylaws provide that the Registrant is required to indemnify its directors and officers to the maximum extent permitted by law. The Registrant's bylaws also require the Registrant to advance expenses incurred by an officer or director in connection with the defense of any action or proceeding arising out of that party's status or service as a director or officer of the Registrant or as a director, officer, employee benefit plan or other enterprise, if serving as such at the
Registrant's request. The Registrant's bylaws also permit the Registrant to secure insurance on behalf of any director or officer for any liability arising out of his or her actions in a representative capacity.

                  The Registrant intends to enter into indemnification agreements with its directors and some of its officers containing provisions that (1) indemnify, to the maximum extent permitted by Florida law, those directors and officers against liabilities that may arise by reason of their status or service as directors or officers except liabilities arising from willful misconduct of a culpable nature, (2) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and (3) to obtain directors' and officers' liability insurance if maintained for other directors or officers.

                  The Registrant's predecessor limited liability company had liability insurance for its management committee members and officers and the Registrant intends to obtain directors' and officers' liability insurance for its directors and officers.

                  Reference is also made to the Underwriting Agreement to be filed as Exhibit 3(g) to the Registration Statement for information concerning the underwriters' obligation to indemnify the Registrant and its officers and directors in certain circumstances.

Item 15. Recent Sales of Unregistered Securities.
         ---------------------------------------

                  The following information describes sales of unregistered securities by the Registrant since June 30, 1999.
                                   -------------

Recent Sales of Unregistered Securities

         For the 12 months ended, December 31, 1998, we raised approximately $222,000 through the sale of 849,694 shares of our Common Stock to approximately 26 unaffiliated investors. For the period commencing January 1st through May 1st 1999, we sold an additional 941,979 shares of Common Stock, which raised approximately $321,511. As of May 1, 1999, warrants to acquire 700,000 shares of our Common Stock at $1.00625 are outstanding. We relied upon Rule 504 of Regulation D and Section 4(2) for the issuance of these securities.

         In December, 1998, we entered into a $300,000 Convertible Debenture Agreement with Lampton, Inc. and a $100,000 Convertible Debenture Agreement with GEM Management Limited. These debentures provided for a conversion at 65% of the average closing bid price for the 5 trading days prior to conversion. All
$400,000 of the convertible debentures held by GEM Management Limited and Lampton, Inc. were converted into a total of 3,931,211 shares of our Common Stock at an average conversion price of $.10. In connection with these debentures, we issued warrants to acquire approximately 411,000 shares of our Common Stock at an exercise price of $0.001. We relied upon Rule 504 of Regulation D and Section 4(2) for the issuance of these securities.

         In connection with the execution of their employment agreements in January, 1999, Mr. Porter and Mr. Bezalel were each granted options to acquire up to 2,500,000 shares of the Common Stock at an exercise price of $.15 per share. In addition, Mr. Couture was granted an option to acquire 500,000 shares of the Common Stock also at an exercise price of $.15. We relied upon Section 4(2) for the issuance of these securities. See "Executive Compensation - Employment Agreements".

         In April, 1999, Mr. Porter agreed to transfer 325,000 shares of Alottafun! Common Stock he owns to an unaffiliated party as part of an agreement to satisfy obligations of Alottafun! he personally assumed in 1996. The resale of these shares in satisfaction of this indebtedness pursuant to Rule 144 may have an adverse effect on the market price of our Common Stock.

         In January, 1999, we issued an aggregate of 90,000 shares of our restricted Common Stock to Couture & Company in connection with consulting services. We relied upon Section 4(2) for the issuance of these securities. See "Certain Relationships and Related Transactions".

         We have agreed to issue a total of 75,000 shares to our outside general corporate counsel for legal services. We relied upon Section 4(2) for the issuance of these securities.

     In June, 1999, we issued warrants to acquire 450,000 shares of our Common Stock at an exercise price of $1.00625 to Swartz Private Equity LLC. These warrants contain certain registration rights, anti-dilution and cashless exercise conversion provisions. We relied upon Section 4(2) for the issuance of these securities. In addition, in June, 1999, we issued warrants to acquire up to 250,000 shares of our Common Stock at an exercise price of $1.00625 to Dunwoody Brokerage Services, Inc., an affiliate of Swartz Private Equity LLC. We relied upon Section 4(2) for the issuance of these securities.

     We have 10,000,000 of our Common Stock reserved for issue under our Stock Option Plan.

     In February 1999, Mr. Porter and Mr. Bezalel entered into a stockholders agreement with Alottafun! in connection with issuance of 1,000,000 shares each to Mr. Porter and Mr. Bezalel of Series A Voting Preferred Stock. These shares were issued for nominal consideration. We relied upon Section 4(2) for the issuance of these securities. See "Description of Securities - Preferred Stock".

     In addition, we have issued 5,001,383 shares of Common Stock to certain of our stockholders for the period of July 1, 1999 through September 7, 2000, which are being registered hereunder as set forth in the following table:


                                   Number of      % of shares
              Name               shares offered   Outstanding

Ying Hu (1)                                4,000          0.0003
Chuen Lee (1)                             10,000          0.0008
Sudapen Palanchai (1)                      1,000          0.0001
Albert Woon (1)                            4,000          0.0003
Yulia Hundjaja (1)                         4,000          0.0003
Michael Hung (1)                           1,000          0.0001
James Ward (2)                            10,000          0.0008
Dave Conant (2)                            3,000          0.0002
Tim Brown (2)                                700          0.0001
Yigal Manusewitz F.Trust (1)              89,600          0.0070
Kash Pashakhan (2)                       250,000          0.0194
News USA (2)                             100,000          0.0078
DLM Enterprise (1)                       200,000          0.0155
Craig Kaufman (2)                         20,000          0.0016
Paul Clemente (2)                         28,350          0.0022
Gerald Gallichio (2)                      25,000          0.0019
Michele Carew (2)                        103,400          0.0080
Evermore Entertainment (2)               150,000          0.0117
Pirooz Kamali (1)                         60,000          0.0047
Vivien Shane (1)                         140,000          0.0109
Kim Aretowicz (2)                         50,000          0.0039
Sal Rafeail (1)                          542,000          0.0421
Arthur Frawley (3)                       100,000          0.0078
Jacob Perl (1)                           150,000          0.0117
Hovie Forman (1)                          40,000          0.0031
John Chianello (1)                        10,000          0.0008
Tamer Youssef (1)                         40,000          0.0031
Peter Lulgjuraj (1)                      100,000          0.0078
I.R. International Consul. (2)           212,000          0.0165
Iken Communications (2)                   18,000          0.0014
Jeff Hull (1)                            300,000          0.0233
Norman Sugarman (1)                       30,000          0.0023
James Hohrine (1)                         25,000          0.0019
Renee Winkler (2)                         40,000          0.0031
Michael Cronin (2)                        75,000          0.0058
Couture & Company, Inc. (2)              140,000          0.0109
Giosappo's Corporation (2)                25,000          0.0019
Scott Moore (1) & (2)                    180,000          0.0140
Cake E Tours (2)                         200,000          0.0155

Joseph Lobosco (1)                        33,333          0.0026
Eric Goldstein (2)                       125,000          0.0097
Bruce Lipshutz (2)                       100,000          0.0078
Herman Heinlein (2)                      100,000          0.0078
Hornblower & Weeks (2)                   200,000          0.0155
ivolving Inc. (2)                         50,000          0.0039
CDF Investor Relations (2)                90,000          0.0070
Stephen Happas (2)                       800,000          0.0622
Robert Vivari (2)                         11,000          0.0009
John & Theresa Debitetto (2)              11,000          0.0009

                          Total:       5,001,383
                          -----        ---------


          (1) Represents shares sold by the Company between July, 1999 and September 7, 2000 at prices ranging from $.25 to $.50.
                                                        ----    ----
          (2)  Represents  shares  issued in exchange for  services.
          (3)  Shares issued in connection with purchase of Faction, Inc.

         For all such transactions, the Company relied upon Sections 4(2) and 3(b) of the Securities Act of 1933 as an exemption available from the registration requirements of Section 5 of the Securities Act of 1933 for transactions by an issuer not involving a public offering. Each person receiving options or shares represented that such person was acquiring interest for investment purposes only.

Item 16. Exhibits and Financial Statement Schedule.
         -----------------------------------------

         (a)      The following documents are filed as part of this report:

                    (1)(2)  CONSOLIDATED   FINANCIAL  STATEMENTS  AND  FINANCIAL
                    STATEMENT SCHEDULES. A list of the Consolidated Financial Statements filed as part of this Report is set forth in Item 8 and appears at Page F-1 of this Report; which list is incorporated herein by reference. The Financial Statement Schedules and the Report of Independent Auditors as to Schedules follow the Exhibits.

         (b)      (3) EXHIBITS.

     All of the items below are incorporated by reference to the Registrant's General Form 10-SB and amendments for Registration of Securities as previously filed.

                       EXHIBITS AND SEC REFERENCE NUMBERS



           Number      Title of Document
           ------      -----------------
           2(a)        Certificate of Incorporation (2)
           2(b)        Plan of Merger (2)
           2(c)        Agreement and Plan of Merger (2)
           2(d)        Certificate of Merger (2)
           2(e)        Amendment to Certificate of Incorporation to Increase Authorized Shares (2)
           2(f)        ByLaws (2)
           3(a)        Amended and Restated Certificate of Designation, Preferences and Rights of
                       Preferred Stock(2)
           3(b)        Convertible Debenture Agreement by and between Alottafun! and Lampton, Inc. and GEM
                       Management Limited dated December 8, 1998 (2)
           3(c)        2% Convertible Debenture (2)
           3(d)        Warrant to Purchase Common Stock (2)
           3(e)        Escrow Agreement (2)
           3(f)        Preferred Shareholder Agreement (2)
           3(g)        Form of Subscription Agreement for Selling  Shareholders (5)
           5.1         Legal Opinion of Johnson, Blakely, Pope, Bokor, Ruppel & Burns, P.A. (1)
           6(a)        Agreement by and between Michael Porter and Brian Henke (2)
           6(b)        Employment Contract with Michael Porter dated 1/22/99 (2)
           6(c)        Employment Contract with David Bezalel dated  1/22/99 (2)
           6(d)        Employment Contract with Gerald Couture dated 1/22/99 (2)
           6(e)        Amended Investment Agreement by and between Alottafun! and Swartz Private Equity, LLC dated June 3, 1999 (4)
           6(f)        Amended Registration Rights Agreement by and between Alottafun! and Swartz Private Equity,
                       LLC dated June 3, 1999 (2)
           6(g)        Stock Option Plan of Alottafun! dated May 1999 (3)

           6(h)        Joint Venture Agreement by and between Alottafun! and E-Commerce Fulfillment, L.L.C. dated May 17, 1999 (3)

           6(i)        Agreement of Waiver dated February 7, 2000 between Alottafun and Swartz Private Equity, LLC (5)

           23.1        Consent of Pender, Newkirk & Company (1)


          (1)  Filed herewith.

          (2)  Filed as exhibits to Form 10-SB filed on June 9, 1999.

          (3)  Filed as exhibits to Form 10-SB/A filed on September 21, 1999.

          (4)  Filed as exhibits to Form 10-SB/A filed on November 2, 1999.

          (5)  Filed as exhibits to Form SB-2 filed on July 12, 2000

          (c)  Reports on Form 8-K


Item 17.      Undertakings.
              ------------

                  The undersigned registrant hereby undertakes to provide to the underwriters at the closing, specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                  The undersigned registrant hereby further undertakes that:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

     (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                           For  purposes  of  determining  any  liability  under
the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filled by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                           For the purpose of determining  any liability  under
the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to Form SB-2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in West Bend, Wisconsin, on this 13TH day of September 2000.


                                                     ALOTTAFUN, INC.


Date: September 13, 2000                             By: /s/ Michael Porter
                                                     -----------------------
                                                       Michael Porter
                                                       Chief Executive Officer,
                                                       Chairman of the Board

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons, in the capacities indicated, on the dates stated.


Signature                                            Capacity                   Date
---------                                            --------                   ----

/s/ Michael Porter                          Chairman of the Board               September 13, 2000
------------------                          Chief Executive Officer,
Michael Porter                              President


/s/ David Bezalel                           Chief Operating Officer,            September 13, 2000
-----------------                           Vice President and Director
David Bezalel

/s/ Gerald Couture                          Director                            September 13, 2000
------------------
Gerald Couture


LEGEND TO BE INSERTED ALONG LEFT-HAND SIDE OF COVER PAGE OF PROSPECTUS:

The information in this prospectus is not complete and may be changed. Alottafun!, Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.